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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE DIRECTV GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Stockholders of The DIRECTV Group, Inc.:

        The DIRECTV Group, Inc., or the Company, will hold its Annual Meeting of Stockholders at the Hilton Hotel New York, Concourse A, 1335 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on June 2, 2009, for the following purposes:

  1.
  To elect nominees to the Board of Directors, named in the attached proxy statement, for the terms as described in the attached proxy statement.

  2.
  To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.

  3.
  To consider and act upon a shareholder proposal regarding adoption by the Company's Board of Directors of certain health care principles.

  4.
  To consider and act upon a shareholder proposal regarding declassification of the Board of Directors.

  5.
  To transact such other business as may properly come before the meeting.

        We invite all stockholders to attend the meeting. Stockholders of record at the close of business on April 3, 2009, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting. A complete list of stockholders entitled to notice of, and to vote at, the meeting will be open for examination by the stockholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Corporate Secretary at 2230 East Imperial Highway, El Segundo, California 90245 and at 1 Rockefeller Plaza, New York, New York 10020.

        Please read the attached proxy statement carefully and submit your proxy as soon as possible. You have your choice of voting your proxy via the Internet, by telephone or by completing and returning the proxy card in the envelope provided if you receive a paper copy of the proxy statement.

By order of the Board of Directors

Larry D. Hunter Corporate Secretary

El Segundo, California
April 20, 2009

THE DIRECTV GROUP, INC.
2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 2, 2009

        The accompanying proxy is solicited by the Board of Directors of The DIRECTV Group, Inc., for use at our Annual Meeting of Stockholders, or Annual Meeting, to be held at 10:00 a.m. local time, on June 2, 2009, at the Hilton Hotel New York, Concourse A, 1335 Avenue of the Americas, New York, New York, and any adjournment thereof.

        We expect that this proxy statement and accompanying proxy card will be mailed or will be available through the Internet for those stockholders receiving their proxy materials electronically, on or after April 20, 2009, to stockholders of record of The DIRECTV Group, Inc., at the close of business on April 3, 2009.

GENERAL INFORMATION

The Company

        In this proxy statement we refer to The DIRECTV Group, Inc. as the Company, we refer to the U. S. operations of the Company as DIRECTV U.S. and we refer to the Latin American operations of the Company as DIRECTV Latin America or DTVLA.

Voting Securities

        The Company has one class of outstanding stock entitled to vote at the Annual Meeting, the Common Stock, and holders of Common Stock are entitled to one vote per share. At the close of business on April 3, 2009, there were 1,010,471,084 shares of Common Stock outstanding and eligible for voting at the Annual Meeting. Only stockholders of record at the close of business on April 3, 2009, are entitled to notice of, and to vote at, the Annual Meeting.

Proxies

        If you are a stockholder of record, that is if you hold shares in your name in an account with the Company's stock transfer agent, Computershare Trust Company, N.A., or Computershare, you can vote in any one of the following ways:

  •
  By Internet: Go to the Web site, www.envisionreports.com/dtv, shown on your proxy card. You will need to enter your voter control number that appears on your proxy card.

  •
  By Telephone: Call the toll-free number, 1-800-652-VOTE (1-800-652-8683), as listed on your proxy card. You will need to provide your voter control number that appears on your proxy card. Please follow the instructions on your proxy card and the voice prompts on the telephone.

  •
  By Mail: Mark, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the enclosed envelope. If you receive more than one proxy card (which means you have shares in more than one account), you must mark, sign and date each of them, or alternatively vote all these shares through the Internet or by telephone.

  •
  By Ballot: If you prefer, you may also vote by ballot at the Annual Meeting.

        After you have voted, you may revoke your proxy at any time until it is voted at the Annual Meeting. You may do this by sending a written notice of revocation to Computershare or by executing a subsequent proxy card, by voting subsequently through the Internet or by telephone, or by voting in person at the Annual Meeting. The Proxy Committee will vote the shares represented by a proxy unless the proxy card is received late or in a form that cannot be voted.

        If a broker, bank or other record holder holds your shares, please refer to the instructions they provide for your shares to be voted. If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your nominee, your nominee may vote your shares for you on any routine items of business voted upon at the Annual Meeting. Item No. 1, the Election of Directors and Item No. 2, the Ratification of the Appointment of Deloitte & Touche LLP, are both considered routine items. Item No. 3, Shareholder Proposal Regarding Heath Care Reform Principles and Item No. 4, Shareholder Proposal Regarding Declassified Board of Directors, are considered non-routine and your nominee may not vote on these matters without instruction from you.

        The form of proxy solicited by the Board of Directors allows you the choice to vote for or withhold the vote for each nominee for director and to approve, disapprove or abstain with respect to each other matter up for a vote at the Annual Meeting including the ratification of the appointment of our independent accountants and the two shareholder proposals. Where you indicate a choice on the form of proxy with respect to any matter, the shares will be voted as specified. If you sign and return your proxy card and do not specify a choice, the Proxy Committee will vote your shares as the Board of Directors has recommended, as indicated in this proxy statement. Abstentions will not affect the outcome of the election of directors. However, abstentions are effectively treated as a vote against each of the other matters to be considered at the Annual Meeting as such matters, to be adopted, must be approved by a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting.

        Except in the case of stock held by one of the employee stock plans listed below, by signing and returning the proxy card or by voting through the Internet or by telephone, you will authorize the Proxy Committee to vote your shares of Common Stock on any matters that the Company does not know about now but that may be presented properly at the Annual Meeting. The members of the Proxy Committee are Patrick T. Doyle and Larry D. Hunter.

Proxies for Shares Held In Employee Stock Plans

        If you participate in the following savings plans, your proxy card will serve to instruct the Trustee of each plan how to vote your shares in the plan. If you do not provide instructions on how to vote your shares held in the following plans, these shares may be voted at the discretion of the Trustee:

  DIRECTV Thrift and Savings Plan

  DIRECTV Savings Plus Plan

        For stock held through these plans, whether you vote your stock by telephone, through the U.S. Mail or by Internet, your directions must be received by Computershare no later than 5:00 P.M. Eastern time on May 29, 2009. Please note that while you may attend the Annual Meeting, you may not vote stock held through these plans at the meeting. Your vote is confidential.

Quorum and Majorities

        A majority of all of the shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at the Annual Meeting. Provided there is a quorum present, the four designated candidates will be elected to the Board of Directors if any votes are cast for their election. Each of (i) the proposal for the ratification of the appointment of our outside auditors, (ii) the shareholder proposal regarding heath care reform principles and (iii) the shareholder proposal regarding declassified board of directors, will be approved if the respective proposal receives a majority of the votes cast by holders present, either in person or by proxy, at the meeting provided there is a quorum present.

Attending the Annual Meeting

        If you plan to attend the Annual Meeting, please detach and retain the admission ticket attached to your proxy card. As capacity is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank or other record holder, please bring evidence that you own Common Stock to the Annual Meeting and we will provide you with admission tickets. If you receive your Annual Meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photograph identification will also be required to enter the Annual Meeting.

Householding of Annual Meeting Materials

        The Securities and Exchange Commission, or SEC, permits corporations to send a single copy of the annual report and proxy statement to any household at which two or more stockholders reside if it appears they are members of the same family. Each stockholder will continue to receive a separate proxy card. By use of this procedure, referred to as householding, we intend to reduce the volume of duplicate information stockholders receive and also to reduce waste and expenses for the Company. The Company has instituted this procedure for all stockholders of record.

        If we sent only one set of these documents to your household for the use of all of the Company's stockholders in your household, and one or more of you would prefer to receive your own set, please contact Computershare by telephone at 1-877-498-8904 or by Internet at www.computershare.com.

        If a broker or other record holder holds your shares in the Company, please contact your broker or other record holder directly if you have questions, require additional copies of the proxy statement or annual report, or wish to receive multiple reports by revoking your consent to householding.

Annual Report

        The annual report of the Company to stockholders, or Annual Report, for the fiscal year ended December 31, 2008, is provided with this proxy statement.

Electronic Delivery of Annual Meeting Materials

        You can request that you receive the annual report and proxy materials of the Company via the Internet. At your request, you will receive an e-mail notification when these documents are available electronically through the Internet. Registered stockholders (those with an account maintained in their name with Computershare) may sign up for this service at www.computershare.com/us/ecomms.

Voting Inspectors

        The Company believes your vote should be private. Therefore, we use an independent specialist to receive, inspect, count and tabulate proxies. The Company has retained Computershare for this purpose. A representative of Computershare also acts as inspector at the Annual Meeting.

Solicitation Costs

        The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain stockholders have consented to the delivery of proxy materials by electronic transmission and certain officers and employees of the Company, without additional remuneration, may also solicit proxies personally, by facsimile and by telephone. In addition to mailing copies of these materials to stockholders, the Company may request persons, and reimburse them for their expenses in connection therewith, who hold stock in their names or custody or in the names of nominees for others, to forward such material to those persons for whom they hold stock of the Company and to request their authority for execution of the proxies.

OUR RELATIONSHIP WITH LIBERTY MEDIA CORPORATION

Background

        On February 27, 2008, Liberty Media Corporation, or Liberty Media, and News Corporation completed a transaction in which Liberty Media acquired News Corporation's approximately 41% interest in the Company, which we refer to as the Liberty Transaction. On April 3, 2008, Liberty Media announced that it had purchased an additional 78.3 million shares of Common Stock in a private transaction, which is described in more detail in a Current Report on Form 8-K filed by Liberty with the SEC on April 4, 2008. Currently, Liberty Media owns approximately 54% of the outstanding Common Stock; however Liberty Media has agreed to limit its voting rights to approximately 47.9%.

        In January 2009, Liberty Media filed with the SEC a preliminary proxy statement, or the Liberty Proxy Statement, requesting stockholder approval for a redemption proposal which would allow Liberty Media to redeem a portion of the outstanding shares of its Liberty Entertainment common stock, a tracking stock, using shares of a newly formed, wholly owned subsidiary of Liberty Media, Liberty Entertainment, Inc., or LEI. As described further in the Liberty Proxy Statement, as amended, LEI would hold Liberty Media's approximately 54.3% interest in The DIRECTV Group, Inc., its interest in each of FUN Technologies, Inc. and Liberty Sports Holdings LLC, GSN, LLC and up to $300 million in cash and cash equivalents, together with approximately $2 billion of indebtedness, and an associated equity collar relating to The DIRECTV Group, Inc. share acquisition in April 2008. The redemption proposal is subject to the satisfaction of various conditions including, but not limited to, an effective registration statement, the receipt of a tax ruling and applicable stockholder approval. Successful implementation of the redemption proposal will result in the split-off of LEI as a separately traded public company.

        Prior to the close of the Liberty Transaction, transactions with News Corporation and certain of its affiliates may have been deemed to be related-party transactions and News Corporation and certain of its affiliates may have been deemed to be members of the Affiliated Group and the Purchaser Group as those terms are defined by the Company's Amended and Restated Certificate of Incorporation, which we refer to in this proxy statement as the Certificate of Incorporation. Subsequent to the close of the Liberty Transactions, transactions with Liberty and certain of its affiliates may be deemed to be related-party transactions and those entities may be deemed to be members of the Affiliated Group and the Purchaser Group. For further detail regarding related party transactions, please refer to the section of this proxy statement entitled "Certain Relationships and Related Transactions" beginning on page 62.

Composition of Board of Directors

        As part of the Liberty Transaction, each of K. Rupert Murdoch, David DeVoe and Peter Chernin resigned from the Board of Directors of the Company effective February 27, 2008. Subsequently, on the recommendation of the Company's Nominating and Corporate Governance Committee, John C. Malone and Gregory B. Maffei were elected by the Board of Directors to fill two of the three vacancies created by the resignations of the resigning directors. Mr. Malone and Mr. Maffei were subsequently elected by the stockholders at the 2008 Annual Meeting, Mr. Malone to a term expiring on the date of the 2011 Annual Meeting and Mr. Maffei to a term expiring on the date of the 2010 Annual Meeting.

        Following the 2008 Annual Meeting, on the recommendation of the Company's Nominating and Corporate Governance Committee, Mark D. Carleton was elected by the Board of Directors to fill the remaining board vacancy. Mr. Carleton's term expires on the date of the 2009 Annual Meeting and he is one of the directors nominated for election by the stockholders at the 2009 Annual Meeting.

Standstill

        As provided in the letter agreement between the Company and Liberty dated December 21, 2006, or the Letter Agreement, effective on the consummation of the Liberty Transaction, Liberty acknowledged that Liberty and certain other "Persons" (as defined in the Certificate of Incorporation) are each a "Purchaser Successor" and accordingly shall be subject to the provisions of Sections 5 and 6 of Article V of the Certificate of Incorporation as well as other applicable provisions of such Certificate of Incorporation, the Amended and Restated By-Laws, which we refer to in this proxy statement as the By-Laws, and the Related Party Policies and Procedures adopted by the Board or the Audit Committee from time to time.

        Consequently, Liberty and the subsidiary of Liberty which holds the Company's Common Stock and any other applicable "Person" (as defined in the Certificate of Incorporation), which we refer to collectively as the Liberty Group, are prohibited from entering into any transaction or series of transactions which would result in the Liberty Group collectively owning beneficially 50% or more of the Company's outstanding voting securities. However, this standstill provision does not apply if:

  •
  any member of the Liberty Group commences a tender or exchange offer for all the Company's outstanding voting securities (at a price at least equal to the market price thereof immediately prior to the earlier of the public announcement or commencement thereof) or enters into an agreement to acquire all of such voting securities pursuant to a merger or other business combination transaction with the Company;

  •
  the Liberty Group acquires shares in a transaction that is approved by an affirmative vote of a majority of the Company's independent directors; or

  •
  a person that is not affiliated with any member of the Liberty Group acquires, or has announced its intention to acquire, 25% or more of the Company's outstanding voting securities or has announced its intention to effect a merger or other business combination transaction with the Company as a result of which such party would become the beneficial owner of 25% or more of the outstanding voting securities of the company surviving the merger or business combination, which merger or other business combination has been approved by the Company's Board of Directors.

        Further, the standstill provision described above will cease to apply if:

  •
  a majority of the Company's independent directors so determines;

  •
  the Liberty Group acquires 50% or more of the Company's outstanding voting securities in a tender or exchange offer, merger, business combination transaction or other transaction under the circumstances described in the first two bullets above; or

  •
  the Liberty Group acquires 80% or more of the Company's outstanding voting securities.

        Through its purchase of an additional 78.3 million shares of Common Stock on April 3, 2008, Liberty Media increased its ownership in the Company to approximately 47.7% and this ownership interest was increased subsequently to approximately 47.9% due to repurchases by the Company of Common Stock as authorized by the Board. On May 6, 2008, Liberty Media Corporation and two of its wholly-owned subsidiaries, which we refer to collectively as Liberty Media, entered into an agreement, which we refer to as the Liberty Agreement, with the Company which imposes certain voting and other limitations on Liberty Media in connection with the Company's increase in its share repurchase program to $3 billion announced on May 7, 2008.

        Under the Liberty Agreement, Liberty Media has agreed to the following (among other things):

  •
  Liberty Media shall continue to be subject to the provisions of Sections 5 and 6 of Article V of the Certificate of Incorporation as well as other applicable provisions of the Certificate of Incorporation, the By-Laws and the Related Party Policy and Procedures in effect from time to time, without regard to the increase in Liberty Media's beneficial ownership in the Company's Common Stock as a result of the share repurchase program.

  •
  Liberty Media's voting rights shall be limited to its voting interest at the time of the Liberty Agreement which is 47.888%, and shares owned by it in excess of such maximum percentage will be voted in the same manner as the shares owned by the Company's stockholders other than Liberty Media.

  •
  Liberty Media may not purchase additional shares of the Company's Common Stock to increase its percentage ownership in excess of the maximum percentage referred to above, except in the following circumstances:

  –
  any member of the Purchaser Group (which, for these purposes, includes Liberty Media and its Subsidiaries, agents and other persons acting in concert with Liberty Media with respect to the Company's common stock) commences a tender or exchange offer for all the Company's outstanding voting securities (at a price at least equal to the market price thereof immediately prior to the earlier of the public announcement or commencement thereof) or enters into an agreement to acquire all of such voting securities pursuant to a merger or other business combination transaction with the Company;

  –
  the Purchaser Group acquires shares in a transaction that is approved by an affirmative vote of a majority of the Company's independent directors; or

  –
  a person that is not affiliated with any member of the Purchaser Group acquires, or has announced its intention to acquire, 25% or more of the Company's outstanding voting securities or has announced its intention to effect a merger or other business combination transaction with the Company as a result of which such party would become the beneficial owner of 25% or more of the outstanding voting securities of the company surviving the merger or business combination, which merger or other business combination has been approved by the Company's Board of Directors.

        The Liberty Agreement will terminate if:

    –
    a majority of the Company's independent directors so determines;

    –
    the Purchaser Group acquires 50% or more of the Company's outstanding voting securities in a tender or exchange offer, merger, business combination transaction or other transaction under the circumstances described in the first two bullets above; or

    –
    the Purchaser Group acquires 80% or more of the Company's outstanding voting securities.

        In determining the above percentages, any shares acquired by the Company in the repurchase program will be considered to remain outstanding.

CODE OF ETHICS

        The Company has adopted a Code of Ethics and Business Conduct which complies with the requirements of the NASDAQ and a Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers which complies with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. Required information regarding any amendment or waiver to the Code of Ethics that would otherwise require the Company to file a Current Report on Form 8-K pursuant to Item 5.05 shall instead be disclosed on the Company's website within four business days following the date of the amendment or waiver. You may access the Company's Code of Ethics on the Company's website at www.directv.com/investor. You can obtain a paper copy of the Code of Ethics by contacting the Corporate Secretary as provided on page 73.

DIRECTORS

Selection of Directors

        The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of directors. While the Nominating and Corporate Governance Committee has not established any specific minimum qualifications that a potential candidate must meet for nomination by the Nominating and Corporate Governance Committee, important qualifying factors are level of education and business or public service experience. The assessment process by the Nominating and Corporate Governance Committee also includes consideration of diversity, the ability to bring unique and fresh perspectives, specific technical or business knowledge and expertise that might be beneficial to the Board and experience on the boards or management of other major corporations. The Nominating and Corporate Governance Committee also takes into account the need to have candidates with the required financial sophistication and expertise to satisfy the requirements to serve on the Company's Audit Committee.

        Recommendations for potential candidates may come from members of the Board of Directors or management of the Company. The Company also has retained and may retain in the future an independent company that specializes in executive and director searches for major corporations. The Nominating and Corporate Governance Committee typically bases its review on any written materials provided on any candidate. The Nominating and Corporate Governance Committee determines whether the candidate meets the Company's general qualifications, assesses specific qualities and skills and determines whether requesting additional information or an interview is appropriate. The independent company may also assist in the review process by facilitating communications with candidates concerning their interest in serving as a director and may help the Nominating and Corporate Governance Committee to assess the fit of the individual with the Company and its needs.

        The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using the same criteria it applies to recommendations from directors and members of management. Subject to limitations in the Certificate of Incorporation, By-Laws and applicable law, stockholders may submit recommendations by writing to the Nominating and Corporate Governance Committee in care of The DIRECTV Group, Inc., to the attention of the Corporate Secretary by first-class mail at 2230 E. Imperial Highway, El Segundo 90245 or by facsimile to 1-310-964-0839. To be considered by the Nominating and Corporate Governance Committee for the 2010 annual meeting, recommendations for nominees must comply with the requirements described beginning on page 72 "Submission of Stockholder Proposals", unless otherwise required by law.

Composition of Board and Independence of Directors

        The Board currently consists of 10 members. Effective February 19, 2009, James M. Cornelius resigned as a member of the Board and the resulting vacancy on the Board has not been filled as of the record date. The Board held a total of 9 meetings in 2008. In 2008, average attendance at Board and committee meetings was 89%.

        In addition to being members of the Board, independent directors may serve on one or more of three standing committees of the Board. Please refer to "Committees of the Board of Directors" starting on page 12 for information about committee responsibilities and current membership. Directors spend a considerable amount of time preparing for Board and committee meetings and, from time to time, may be called upon between meetings. The Board, and each committee, can retain outside advisors.

        The Corporate Governance Guidelines include categorical standards for determining director independence adopted by the Board of Directors of the Company, which are as follows:

        The Board of Directors will find a material relationship to exist and a director will not be independent if:

  (1)
  Within the past three years:

  (a)
  the director is or has been an employee of the Affiliated Group or an immediate family member is or has been an executive officer of the Affiliated Group;

  (b)
  the director has received, or has an immediate family member who has received during any twelve-month period, more than $100,000 in direct compensation from the Affiliated Group, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service);

  (c)
  the director or an immediate family member is a current partner of a firm that is the Affiliated Group's internal or external auditor; the director is a current employee of such firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance practice; or the director or an immediate family member was (but no longer is) a partner or employee of such firm and personally worked on the Affiliated Group's audit within that time;

  (d)
  the director or an immediate family member is or has been employed as an executive officer of another company where any of the Affiliated Group's present executive officers at the same time serves or served on that company's compensation committee; or

  (e)
  the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Affiliated Group for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's gross revenues.

  (2)
  the director is affiliated with a tax-exempt entity that within the past 12 months received significant contributions from the Affiliated Group (revenue of the greater of 2% of the entity's consolidated gross revenues or $1 million is considered significant); or

  (3)
  the director has any other relationships with the Affiliated Group or with members of senior management that the Board determines to be material.

        For purposes of this determination: (i) the "Affiliated Group" means the Company or its subsidiaries or the Purchaser Group and Affiliates as defined in the Certificate of Incorporation (which now consists of Liberty and its Affiliates) and (ii) an "immediate family member" includes a person's spouse, parents, step-parents, siblings, children, step-children, mothers-in-law and fathers-in-law, sons-in-law and daughters-in-law, brothers-in-law and sisters-in-law and anyone who shares such person's residence.

        The review by the Board to determine independence of its members included consideration of, among other things, employment history, information publicly available from third party filings and responses to questionnaires completed by each board member on commercial, banking, professional, charitable, familial and other relationships. Each Board member had the opportunity to ask questions of any member and to consider all relevant information. The Board conducted the review with the guidance of legal counsel on applicable standards and other relevant considerations.

        Based on a review by the Board of all relevant information, the Board has determined that each of Neil R. Austrian, Ralph F. Boyd, Jr., Charles R. Lee, Peter A. Lund, Nancy S. Newcomb and Haim

Saban has no material relationship with the Company or Liberty or, for the period prior to the closing of the Liberty Transaction, with News Corporation, either directly or as a partner, stockholder or officer of an organization that has such a relationship, and that each is an "independent" director as defined by the Securities Exchange Act of 1934, the Corporate Governance Standards established by the NASDAQ, the By-Laws and the Corporate Governance Guidelines.

Executive Session

        The non-employee Directors meet in an executive session at each meeting of the Board unless otherwise determined at the meeting, without members of management present. Because certain of the non-employee Directors do not qualify as independent directors, an additional executive session is held at least annually, attended only by independent directors.

        The executive sessions of the independent directors have such agendas and procedures as are determined by the Chairman of the Nominating and Corporate Governance Committee, Neil R. Austrian, who presides at the executive sessions of the independent directors.

Corporate Governance Guidelines

        The Company's Corporate Governance Guidelines, which outline, among other things, responsibilities of the Board, director qualification standards and Board independence criteria, are available on the Company's web site, at www.directv.com/investor. You may obtain a paper copy of the Corporate Governance Guidelines by contacting the Corporate Secretary as provided on page 73.

Stockholder Communications with the Board

        Stockholders wishing to communicate with the directors may send a letter by regular or express mail addressed to the Corporate Secretary, The DIRECTV Group, Inc., M/S A108, 2230 E. Imperial Highway, El Segundo, CA 90245, Attention: Board of Directors. The Corporate Secretary will deliver all correspondence sent to that address to the directors on a quarterly basis, unless management determines in an individual case that it should be sent more promptly. All correspondence to directors may also be forwarded within the Company to an appropriate subject matter expert for review. Stockholder concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's internal audit function and handled in accordance with procedures established by the Audit Committee with respect to such matters which include an anonymous toll-free hotline (1-800-860-4031).

        Special procedures have been established for stockholders and other interested parties wishing to communicate directly with Mr. Austrian as Chairman of the Nominating and Corporate Governance Committee and as the presiding director of the independent directors or to the independent directors as a group. Such communications should be sent as provided above and addressed to the attention of Jan Williamson who has been appointed by the Nominating and Corporate Governance Committee to act as agent for this purpose. The Company will adhere to the following procedures:

  (1)
  Upon receipt, the agent shall consult with the General Counsel to determine if the communication should be directed to the Company's Ethics Officer for disposition in accordance with the Company's Procedure for Handling Ethics Complaints, or Ethics Procedure, or should be provided to the Chairman of the Nominating and Corporate Governance Committee for disposition as provided below.

  (2)
  Based on the outcome of the above, the agent shall:

    •
    Provide the communication to the Company's Ethics Officer for processing in accordance with the Ethics Procedure and notify Mr. Austrian that she has done so; or

    •
    Provide the actual communication, or a summary thereof (as approved by the General Counsel), to Mr. Austrian.

  (3)
  Following receipt of any communication or summary, Mr. Austrian, in consultation with the General Counsel or independent legal counsel, as he deems appropriate, will determine whether the communication or summary shall be given to all non-management directors and whether such material or other information will be given to management directors.

  (4)
  In any case, the agent shall retain copies of all such communications and make such communications available to non-management directors, or to management directors, as directed by Mr. Austrian.

Annual Meeting Attendance

        The Company does not require the attendance of Directors at the Company's Annual Meeting. Nine members of the Board of Directors as constituted at that time attended the 2008 Annual Meeting. The directors attending were Messrs. Austrian, Boyd, Carey, Cornelius, Lee, Maffei, Malone, Saban and Ms. Newcomb.

Director Information

        The current members of the Board of Directors of the Company are set out in the following table (information as to age, position, committee membership and director class is as of April 3, 2009, unless otherwise noted.):

Name	Age	Position	Committee Memberships	Director Class
Neil R. Austrian	69	Private Investor	Nominating and Corporate Governance (Chair), Compensation, Audit	I
Ralph F. Boyd, Jr.	52	Executive Vice President/Community Relations, Federal Home Loan Mortgage Corporation	Audit (Chair), Nominating and Corporate Governance	II
Chase Carey	55	President and Chief Executive Officer	None	III
Mark D. Carleton	48	Senior Vice President, Liberty Media Corporation	None	III
Charles R. Lee	69	Retired Chairman and Co-Chief Executive Officer, Verizon Communications, Inc.	Compensation (Chair), Nominating and Corporate Governance	I
Peter A. Lund	68	Private Investor and Media Consultant	Audit, Compensation	III
Gregory B. Maffei	48	Chief Executive Officer and President, Liberty Media Corporation	None	I
John C. Malone, Chairman	68	Chairman of the Board, Liberty Media Corporation	None	II
Nancy S. Newcomb	64	Retired Senior Corporate Officer, Citigroup, Inc.	Audit, Nominating and Corporate Governance	II
Haim Saban	64	Chairman and Chief Executive Officer, Saban Capital Group, Inc.	Compensation	III

        The Board is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors. The term of the Class III directors expires on the date of the 2009 Annual Meeting, the term of the Class I directors expires on the date of the 2010 Annual Meeting and the term of the Class II directors expires on the date of the 2011 Annual Meeting. Directors are generally elected for a term of three years.

        Set forth below is a brief biography of the current members of the Board of Directors other than the directors proposed for election. The biographies of those directors nominated for election are provided beginning on page 15.

        Neil R. Austrian.    Class I—Term expires 2010

        Mr. Austrian has served as a Director and as Chair of the Nominating and Corporate Governance Committee since December 2003. Since February 2008, Mr. Austrian has also served on the Compensation Committee and in February 2009, Mr. Austrian was appointed to serve on the Audit Committee. Mr. Austrian is a private investor. He served as the interim Chairman and Chief Executive Officer of Office Depot, Inc. from October 2004 until March 2005 and continues to serve as a Director and a member of the finance committee. Mr. Austrian served as President and Chief Operating Officer of the National Football League from 1991 until 1999. Prior to that, he was a Managing Director of Dillon, Read & Co., Inc. from 1987 until 1991.

        Ralph F. Boyd, Jr.    Class II—Term expires 2011

        Mr. Boyd has served as a Director of the Company and as a member of the Company's Audit Committee and the Nominating and Corporate Governance Committee since December 2003. In February 2009, Mr. Boyd was appointed by the Board as the Chair of the Audit Committee. Since February 2005, Mr. Boyd has served as the Executive Vice President/Community Relations of the Federal Home Loan Mortgage Corporation, or Freddie Mac, the Chairman or President and CEO of the Freddie Mac Foundation, and a Director of the Home Ownership Funding Corporation I and II, two real estate investment trust affiliates of Freddie Mac. Prior to that, Mr. Boyd was the General Counsel of Freddie Mac from April 2004 to February 2005. From 2003 through March 2004, Mr. Boyd was a senior litigation partner in the Washington, D.C. office of the law firm of Alston & Bird, LLP. Mr. Boyd was an Assistant Attorney General of the United States for Civil Rights in the U.S. Department of Justice from 2001 until 2003 and a litigation and trial partner with the Boston law firm of Goodwin Procter LLP from 1997 until 2001. Mr. Boyd also served as an Assistant U.S. Attorney in the Criminal Division of the Boston U.S. Attorney's Office from 1991 until 1997. From January 2004 to November 2006, he was the U.S. Member of the Geneva-based Committee on the Elimination of All Forms of Racial Discrimination, a United Nations Treaty body. He currently serves as a Trustee, Audit Committee Chair and member of the Investment Committee of the National Housing Partnership Foundation.

        Charles R. Lee.    Class I—Term expires 2010

        Mr. Lee has served as a Director and a member of the Compensation Committee and Nominating and Corporate Governance Committee since December 2003 and Chair of the Compensation Committee since February 2006. From April 2002 to December 2003, Mr. Lee served as the non-executive Chairman of Verizon Communications, Inc., or Verizon. From 2000 through 2002, Mr. Lee served as Chairman and Co-Chief Executive Officer of Verizon. Previously, Mr. Lee served as Chairman of the Board of Directors and Chief Executive Officer of GTE Corporation. Mr. Lee is also a Director of The Procter & Gamble Company, United Technologies Corporation, United States Steel Corporation and Marathon Oil Corporation. Mr. Lee is a Trustee Emeritus and Presidential Councilor of Cornell University. He serves on the Board of Overseers for The Weill Cornell Medical College and is a member of the Business Council.

        Gregory B. Maffei.    Class I—Term expires 2010

        Mr. Maffei has served as a Director of the Company since February 2008. Mr. Maffei has served as the Chief Executive Officer, President and a Director of Liberty Media Corporation since March 2006, Chief Executive Officer and President of Liberty Media LLC since February 2006 and a Director of Liberty Media LLC from November 2005 to May 2006. Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation from June 2005 until November 2005. Mr. Maffei served as Chairman and Chief Executive Officer of 360networks Corporation from January 2000 until June 2005. Previously, Mr. Maffei was Chief Financial Officer of Microsoft Corporation and Chairman of the Board of Expedia, Inc. Mr. Maffei serves as a Director of Electronic Arts, Inc. and Sirius XM Radio, Inc.

        John C. Malone—Class II—Term expires 2011

        Dr. Malone has served as the Chairman of the Board and a Director of the Company since February 2008. Dr. Malone has served as Chairman of the Board of Directors of Liberty Media Corporation since March 2006. He has been Chairman of the Board and a Director of Liberty Media LLC from 1990 to May 2006 and Chief Executive Officer of Liberty Media LLC from August 2005 to February 2006. Dr. Malone served as Chairman of the Board and CEO of Tele-Communications, Inc., or TCI, from November 1996 to March 1999, and Chief Executive Officer of TCI from January 1994 to March 1997. Dr. Malone also serves as Chairman of the Board of Liberty Global, Inc., and is a Director of Discovery Communications, Inc., IAC and Expedia, Inc.

        Nancy S. Newcomb.    Class II—Term expires 2011

        Ms. Newcomb has served as a Director of the Company and a member of the Audit Committee since February 2006. Since April, 2008, Ms. Newcomb has also served on the Nominating and Corporate Governance Committee. Ms. Newcomb served as a senior corporate officer, risk management, of Citigroup from May 1998 until April 2004. She served as a customer group executive of Citicorp (the predecessor corporation) from December 1995 to April 1998, as a division executive, Latin America, from September 1993 to December 1995 and as the principal financial officer responsible for liquidity, funding and capital management from January 1988 to August 1993. Ms. Newcomb currently serves as a Director of Moody's Corporation and Sysco Corporation. Ms. Newcomb is also a member of the Governing Council of the Van Leer Group Foundation, the Netherlands.

COMMITTEES OF THE BOARD OF DIRECTORS

Nominating And Corporate Governance Committee

        The Nominating and Corporate Governance Committee currently has four members all of whom are independent directors as defined by the NASDAQ. The Nominating and Corporate Governance Committee met four times in 2008. The Nominating and Corporate Governance Committee is responsible for taking a leadership role in shaping the corporate governance of the Company and is responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and to periodically review and recommend changes to those guidelines, including an annual review of the Company's Code of Ethics and Business Conduct and the Company's Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers. It also researches and recommends candidates for membership on the Board, considers whether to nominate incumbent members for re-election, makes recommendations to the Board as to the determination of director independence and recommends to the Board retirement policies for directors. The Nominating and Corporate Governance Committee also makes recommendations concerning committee memberships, rotation, and chairs, and sets the agendas for the executive sessions of the independent directors. The current charter of the Nominating and Corporate Governance Committee may be

accessed on the Company's website at www.directv.com/investor. A paper copy of the charter may be obtained by contacting the Corporate Secretary as provided on page 73.

        Membership: Neil R. Austrian, Chair; Ralph F. Boyd, Jr.; Charles R. Lee; Nancy S. Newcomb

Audit Committee

        The Audit Committee currently has four members all of whom are independent directors as defined by the NASDAQ. The Audit Committee met six times in 2008. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for the financial reports and other financial information provided by the Company to the stockholders and others, the Company's system of internal controls, the Company's compliance procedures for the employee code of ethics and standards of business conduct, the Company's audit, accounting and financial reporting processes generally and to review and decide upon proposed transactions with related parties. The Board has determined that both Mr. Austrian and Ms. Newcomb are qualified to serve as the Audit Committee's financial experts and each satisfies the standard for "audit committee financial expert" under the Sarbanes-Oxley Act of 2002. The charter of the Audit Committee may be accessed on the Company's website at www.directv.com/investor. A paper copy of the charter may be obtained by contacting the Corporate Secretary as provided on page 73.

        Membership: Ralph F. Boyd, Jr., Chair; Neil R. Austrian; Peter A. Lund; Nancy S. Newcomb

Compensation Committee

        The Compensation Committee currently has four members. The Board has determined that each member is an independent, non-employee or outside director under the Company's By-Laws, applicable NASDAQ rules, Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986 as amended from time to time, or the Code. The Compensation Committee met three times in 2008. Executive sessions without members of management present are held when appropriate and at least once each year. The members of the Compensation Committee are not eligible to participate in any of the compensation plans or programs that it administers, except for the standard compensation received in connection with service on the Board and its committees.

  The Compensation Committee

  •
  Determines the compensation of the Chief Executive Officer and other elected officers of the Company and presents the results of its decisions regarding the Chief Executive Officer's and other elected officers' compensation to the Board,

  •
  Approves and is responsible for all equity-based compensation plans,

  •
  Is responsible for the development of retention, termination and severance policies and procedures for elected officers,

  •
  Reviews the compensation of directors for service on the Board and its committees and recommends changes in compensation to the Board,

  •
  Periodically reviews its charter and recommends any proposed changes to the Board for approval, and

  •
  Reviews and approves the executive officer Compensation Discussion and Analysis for presentation to the Company's stockholders in the annual proxy statement.

        The Compensation Committee may delegate its authority to subcommittees or the Chairman of the Compensation Committee with the authority to act on the Compensation Committee's behalf. The Compensation Committee has delegated authority over the granting and administration of stock-based awards, other than awards to elected officers, to the Special 2004 Stock Plan Committee, which currently consists solely of the Chief Executive Officer. As successor administrator of the previous Hughes Electronics Incentive Plan, the Compensation Committee has delegated certain administrative authority over outstanding stock awards to executives and managers other than elected officers to a committee consisting of the Chief Executive Officer and the senior executive for Human Resources. As administrator of the employee and executive benefit plans and programs, the Committee has delegated certain design and administrative authority to two management committees, the Administrative Committee and the Investment Committee.

        Membership: Charles R. Lee, Chair; Neil R. Austrian; Peter A. Lund; Haim Saban.

Special Committees

        In connection with the transactions between New Corporation and Liberty Media discussed above, the Board formed a special committee comprised of six independent directors, which considered and acted upon certain matters that affected the Company in connection with such transactions. Similarly, following announcement by Liberty Media of the possible redemption proposal involving LEI, as discussed above, the Board of Directors formed a special committee comprised initially of all the independent directors and Mr. Carey, to consider the effects on the Company of the Liberty Media/LEI transaction and possible alternative transactions with Liberty Media or LEI. Mr. Carey ceased to serve as a member of this special committee in April 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes. The term of the members in Class III expires on the date of the 2009 Annual Meeting. The term of the members of Class I expires on the date of the 2010 Annual Meeting and the term of the members of Class II expires on the date of the 2011 Annual Meeting. Mr. Carleton was elected by the Board in June 2008 to fill the vacancy created by the resignation of Peter Chernin. Mr. Carleton filled a vacancy in Class III. You will be voting only on the election of nominees to serve as members of Class III. There are four nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Each nominee has consented to serve if elected. The Board has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board.

        The following table sets forth certain information with respect to the individuals nominated and recommended to be elected by the Board and is based on the records of the Company and information furnished to it by such persons. Please refer to the table titled "Security Ownership of Directors, Named Executive Officers and Certain Other Beneficial Owners" beginning on page 17 for information pertaining to stock ownership by the nominees.

Name of Nominee	Age	Position
Chase Carey	55	President and Chief Executive Officer
Mark D. Carleton	48	Senior Vice President, Liberty Media Corporation
Peter A. Lund	68	Private Investor and Media Consultant
Haim Saban	64	Chairman and Chief Executive Officer, Saban Capital Group, Inc.

Biographical Information

        Chase Carey.    Class III—Term expires 2009

        Mr. Carey has served as a Director and as the President and Chief Executive Officer of the Company since December 2003. Mr. Carey served as a Director of News Corporation from November 2004 until December 2007, and as Executive Director of The News Corporation Limited (the prior parent of the News Corporation group of companies), or TNCL, from 1996 until November 2004. Mr. Carey served as a consultant to TNCL from 2002 to 2003 and as Co-Chief Operating Officer of TNCL from 1996 until 2002. Mr. Carey served as a Director, President and Chief Executive Officer of Sky Global Networks, Inc. from 2001 until 2002. Mr. Carey served as a Director of Fox Entertainment Group, Inc., or Fox Entertainment, from 1992 until 2002 and served as Co-Chief Operating Officer from 1998 until 2002. Mr. Carey was Chairman and Chief Executive Officer of Fox Television from 1994 until 2000. Mr. Carey was a Director of News America Incorporated, or News America, from 1998 until 2002, President and Chief Operating Officer from 1998 until 2002 and Executive Vice President from 1996 to 1998. Mr. Carey served as a Director of STAR Group Ltd., or STAR, from 1993 until 2002, a Director of NDS Group, plc., or NDS, from 1996 until 2002 and a Director of Gemstar-TV Guide International, Inc., or Gemstar-TV Guide, from 2000 until 2002. Mr. Carey was a Director of British Sky Broadcasting plc., or BSkyB, from February 2003 until February 2009. Mr. Carey is a Trustee Emeritus of Colgate University.

        Mark D. Carleton.    Class III—Term expires 2009

        Mr. Carleton has served as a Director of the Company since June 3, 2008. Since December 2003, Mr. Carleton has served as a Senior Vice President of Liberty Media Corporation. Previously, he was a partner of KPMG LLP from July 1993 to November 2003 and served as a member of the Board of Directors from October 2002 to November 2003. Mr. Carleton currently serves on the board of directors of WildBlue Communications, Inc., True Position, Inc., Mobile Streams, Inc., Zoomback, Inc., Leisure Arts, Inc., Starz Entertainment, LLC, Atlanta National League Baseball Club, Inc., Air Methods, Corp., Ticketmaster Entertainment, Inc., and Volunteers of America—Colorado Branch.

        Peter A. Lund.    Class III—Term expires 2009

        Mr. Lund has served as a Director of the Company and as a member of the Compensation Committee and the Audit Committee since 2000. Mr. Lund served as Chairman of the Compensation Committee from December 2003 to February 2006. Mr. Lund is a private investor and media consultant. Mr. Lund served as President and CEO—CBS, Inc., and President and CEO—CBS Television and Cable from October 1995 to June 1997. In a career spanning 20 years at CBS, Mr. Lund held numerous positions, including President—CBS Broadcasting Group, President—CBS Sports, President—CBS Television Stations and President—CBS Television Network. Mr. Lund is a Director of Crown Media Holdings, Inc. and Emmis Communications Corporation.

        Haim Saban.    Class III—Term expires 2009

        Mr. Saban has served as a Director of the Company since December 2004 and serves as a member of the Compensation Committee. Mr. Saban has served as Chairman and Chief Executive Officer of Saban Capital Group, Inc. since 2003 and as Chairman and CEO of Saban Music Group, Inc. since 2001. Mr. Saban is also a member of the Board of Directors of Television Francaise 1. Mr. Saban is Chairman of the Board of Univision and Chairman of the Board of Broadcast Media Partners, Inc., which owns a controlling interest in Univision, since April 2007. Mr. Saban previously served as Chairman and Chief Executive Officer of Fox Family Worldwide from 1997 to 2001.

        The Board of Directors recommends that the stockholders vote "FOR" the election of each of the nominees named above for election to the Board of Directors.

 EXECUTIVE OFFICERS

        The names and ages of the executive officers of the Company as of April 3, 2009, and their positions with the Company are as follows:

Executive Officers	Age	Position
Chase Carey	55	President and Chief Executive Officer
Bruce B. Churchill	51	Executive Vice President, President and Chief Executive Officer of DIRECTV Latin America, LLC and President—New Ventures
Patrick T. Doyle	53	Executive Vice President and Chief Financial Officer
Larry D. Hunter	58	Executive Vice President, Legal, Human Resources and Administration, General Counsel and Secretary
Michael W. Palkovic	51	Executive Vice President—Operations
Romulo Pontual	49	Executive Vice President and Chief Technology Officer
J. William Little	39	Senior Vice President and Treasurer
John Murphy	40	Senior Vice President, Controller and Chief Accounting Officer

        The Board of Directors elected each of the above executive officers. Executive officers of the Company serve at the discretion of the Board of Directors and may be removed at any time by the Board with or without cause.

        Bruce B. Churchill.    Mr. Churchill has served as the Executive Vice President of the Company, President—New Ventures and as President of the DIRECTV Latin America business since January 2004. He served as Chief Financial Officer of the Company from January 2004 until March 2005. Prior to joining the Company, Mr. Churchill served as President and Chief Operating Officer of STAR, a position he held beginning in May 2000. Previously, he served as the Deputy Chief Executive Officer of STAR since 1996. Prior to joining STAR, Mr. Churchill served as Senior Vice President, Finance at Fox Television.

        Patrick T. Doyle.    Mr. Doyle was promoted to Executive Vice President in October 2008 and has served as Chief Financial Officer of the Company since October 2007 when he was also appointed as Senior Vice President. He served as Treasurer, Controller and Chief Accounting Officer of the Company from June 2001 to October 2007. He was appointed Corporate Vice President and Controller in July 2000 and Treasurer in June 2001. Previously, Mr. Doyle served as Vice President, Taxes from October 1996 to July 2000 and was given the additional responsibility of Corporate Development in June 1997.

        Larry D. Hunter.    Mr. Hunter has served as Executive Vice President, General Counsel and Corporate Secretary of the Company since January 2004. He served as Senior Vice President from June 2001 to January 2004 and as General Counsel since December 2002. He was named Associate General Counsel in June 2001 and was named Corporate Vice President in August 1998. Mr. Hunter served as Chairman and Chief Executive Officer of DIRECTV Japan from 1998 until 2001. Mr. Hunter was assigned responsibility for overseeing the Human Resources and Corporate Communications departments in 2007, and the Administration department in 2008.

        Michael W. Palkovic.    Mr. Palkovic has served as the Executive Vice President—Operations since October 2007. He served as Chief Financial Officer of the Company from March 2005 to October 2007. He served as Senior Vice President of the DIRECTV U.S. business from December 2000, was promoted to Executive Vice President in February 2004 and served as the Chief Financial Officer of the DIRECTV U.S. business from July 2001 to October 2007. Mr. Palkovic joined the Company in 1996 and prior to that held various positions at Times Mirror Cable Television.

        Romulo Pontual.    Mr. Pontual has served as Executive Vice President and Chief Technology Officer of the Company since January 2004. Prior to joining the Company, Mr. Pontual served as Executive Vice President, Television Platforms at News Corporation since 1996.

        J. William Little.    Mr. Little has served as Senior Vice President, Treasurer and Business Development since June 2007. He served as Vice President Business Development from August 2004 to June 2007. Prior to joining the Company, Mr. Little was a Vice President in the Investment Banking Division of Merrill Lynch & Co., where he served from 2000 to 2004. Previously, he held various positions at Lazard Fréres and Donaldson, Lufkin & Jenrette.

        John F. Murphy.    Mr. Murphy has served as Senior Vice President, Controller and Chief Accounting Officer of the Company since November 2007. He served as Vice President & General Auditor from October 2004 to November 2007. Previously, Mr. Murphy served as Vice President—Finance and Emerging Businesses for Experian Group Ltd. Mr. Murphy was head of internal audit activities at International Rectifier, JDS Uniphase, and Nestle USA.

SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
AND CERTAIN OTHER BENEFICIAL OWNERS

        The beneficial ownership as of April 3, 2009 of Common Stock for each current director and nominee for director, each named executive officer, and all current directors and officers as a group is shown in the following table. Each of the individuals listed below, as well as all of the current directors and officers as a group, own less than 1% of the outstanding shares and voting power of Common Stock.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares Beneficially Owned		Deferred Stock Units(2)		Stock Options(3)
Neil R. Austrian	10,000		13,620		0
Ralph F. Boyd, Jr.	6,698		5,660		0
Chase Carey	630,892	(4)	0		1,817,146
Mark D. Carleton(6)	5,660		0		0
Charles R. Lee	50,000		13,620		0
Peter A. Lund	23,620		12,334	(5)	5,000	(5)
Gregory B. Maffei(6)	5,660		0		0
John C. Malone(6)	5,660		0		0
Nancy S. Newcomb	23,630		0		0
Haim Saban	9,660		11,960		0
Bruce B. Churchill	58,638	(4)	0		0
Patrick T. Doyle	66,458	(4)	0		265,000
Larry D. Hunter	82,472	(4)	0		525,000
Michael W. Palkovic	43,164	(4)	0		125,000
All Directors and Executive Officers as a group (17 persons)	1,091,492	(4)	57,194		2,737,146

(1)
This table does not include any shares of Common Stock that may be held by pension and profit-sharing plans of other corporations or endowment funds of education and charitable institutions for which various directors and executive officers may serve as directors or trustees. The address for all directors and executive officers of the Company is c/o The DIRECTV Group, Inc., 2230 E. Imperial Highway, El Segundo, CA 90245. Unless otherwise indicated, beneficial ownership of Common Stock represents both sole voting and sole investment power.

(2)
Does not include unvested and undistributed restricted stock units.

(3)
Includes all options exercisable, whether or not having current value, within 60 days of April 3, 2009.

(4)
Includes shares held in trust by State Street Bank and Trust Company, as Trustee of the DIRECTV Thrift and Savings Plan as of April 3, 2009. Shares are owned pursuant to a Rule 16b-3 exempt employee savings plan.

(5)
Issued under the Hughes Electronics Corporation Plan for Non-Employee Directors.

(6)
Mr. Malone is Chairman, Mr. Maffei is President and Chief Executive Officer and Mr. Carleton is Senior Vice President of Liberty Media Corporation which beneficially owns approximately 54.3% of the outstanding Common Stock of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Federal securities law requires that directors and certain officers of the Company report to the SEC and the Company, within certain periods, how many shares of the Company's equity securities they own and if they conducted any transactions in that stock. Based upon information furnished by these stockholders, the Company believes that all required filings for 2008 have been made in a timely manner with the exception that each of Mr. Boyd and Mr. Romulo filed one late Form 4 filing covering one transaction each.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS

        The following table gives information about each entity known to the Company to be the beneficial owner of more than 5% of Common Stock as of April 3, 2009. The shares listed below do not include the Common Stock held by the pension or profit sharing plans of any other corporation or other entity, or of any endowment funds of an educational or charitable institution of which a director or executive may serve as a director or trustee.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	548,720,752	(2)	54.3%
PRIMECAP Management Company 225 South Lake Avenue, #400 Pasadena, CA 91101	51,174,773	(3)	5.1%

(1)
Based upon 1,010,471,084 shares outstanding plus 2,737,146 shares representing all options that may be exercised by directors or executive officers within 60 days of April 3, 2009, whether or not having current value.

(2)
Information based solely on Schedule 13D/A filed by stockholder with the Securities and Exchange Commission on May 16, 2008. That report describes an agreement with the Issuer pursuant to which the voting rights with respect to the stock will be limited to a voting interest of 47.888%.

(3)
Information based solely on Schedule 13G filed by stockholder with the Securities and Exchange Commission on March 6, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

        This Compensation Discussion and Analysis, or CD&A, describes how the chief executive officer, or CEO, and the other named executive officers were compensated in 2008. "Named executive officers" are a subset of the Company's elected officers and are determined under SEC Regulation S-K, Item 402. The named executive officers are Chase Carey, Patrick Doyle, Bruce Churchill, Michael Palkovic and Larry Hunter. A brief biography of Mr. Carey is provided on page 15 and for each of the other executive officers beginning on page 16.

        The CD&A is organized into four sections:

  (i)
  A Summary of the 2008 Compensation Programs and Payments;

  (ii)
  2008 Company Performance and Incentive Programs, beginning on page 21, which discusses our performance in 2008 and the effect that performance had on the payouts from incentive programs;

  (iii)
  Setting 2008 Executive Officer Target Compensation, beginning on page 25, which discusses how we set the target pay levels for the executive officers at the beginning of 2008, based upon the performance goals that were set for the Company and executive officers; and

  (iv)
  Executive Compensation Programs and Practices, beginning on page 30, which discusses our compensation objectives, the elements of compensation that are used to achieve those objectives and other compensation policies and practices.

        This CD&A has been reviewed by and approved for inclusion in this proxy statement by the Compensation Committee, or the Committee. Although this CD&A expresses the views and input of both the Committee and management of the Company, references to "we," "us" and "our" refer to the Company.

SUMMARY OF 2008 COMPENSATION PROGRAMS AND PAYMENTS

        The Company believes it has a strong pay-for-performance philosophy and recommends programs to the Committee that are (i) aligned with Company and stockholder goals and (ii) intended to support the Company's ability to recruit, retain and motivate management who are accountable for the Company's long-term success. Consistent with these objectives, the two dominant components of the named executive officers' compensation are a performance-based annual cash bonus and performance-based long-term stock grants. A significant portion of the named executives' compensation is dependent on actual performance measured against annual and long-term performance goals. Long-term incentive programs are denominated in stock to further link the value of the potential award to increasing the stock value for stockholders.

        The Committee reviews and approves all components of the named executive officers' compensation. In particular, the Compensation Committee reviews the base salaries, the annual target bonus opportunities and the long-term stock grant opportunities against evaluations of peer group compensation prepared by an independent compensation consultant. Based on this review, the Committee believes that the compensation opportunity for the named executive officers is consistent with the Company's pay-for-performance objectives and, in the aggregate, is reasonable and competitive with other companies in our peer group.

        The Committee determined that executive management and employees had met or, in some cases, exceeded the internal goals that had been established for 2008. To balance this internal focus on performance, the Committee also reviewed our performance against the peer group of companies. Based on historical financial performance data and current total shareholder return information for the peer group, and the knowledge of the Committee regarding the economy, business performance in the U.S. in general and performance within the industry in particular, the Committee deemed the performance of the Company to be generally very good against key financial, operating and market performance measures. The primary area where expectations were not met was in the area of improving the level of customer satisfaction.

        The Committee reviewed our 2008 performance against goals set for the bonus plan and the 2006-2008 performance-share plan. Performance-share plans of the Company are also referred to in this proxy statement as Restricted Stock Unit, or RSU, Plans. The Committee determined that for the 2008 annual bonus program, we exceeded the target performance measure for funding and generally performed at or above target against other financial and operating performance measures, except for customer satisfaction where the performance was below target. As a result, for individual departments or individuals, our Company performance was between 80% and 100% for the year, a decline from 2007. For the 2006-2008 RSU Plan ending in December 2008, the Committee determined that we performed below target for certain of our aggressive goals and exceeded target in only one performance measure; overall, we achieved about 95% of our three-year performance targets, an improvement over the 2005-2007 RSU Plan results.

        The Committee also reviewed Company performance in financial and operating measures that were not part of the formal performance measures in the bonus and RSU Plans. The Committee's compensation consultant determined that the Company had performed above the median of our peer group in revenue growth and in the top quartile for other key financial performance measures. During the 2006-2008 performance period, the Company's stock price had increased approximately 60%, providing increased value to stockholders. At year-end 2008, the Company's stock price was approximately the same as at year-end 2007, while peer companies' stock prices had fallen significantly, providing some indication of the relative value placed by investors on the Company. General economic conditions had increased the difficulty of meeting the Company's performance goals, which resulted in the shortfalls in our performance that were appropriately reflected in the payouts under the incentive plans.

        After reviewing these achievements and other factors discussed later in this CD&A, the Committee certified the performance levels and approved (i) payment of individual bonuses to the named executive officers that were generally below target bonus levels, ranging from 80% to 100%, and which were lower than the bonuses earned for 2007 performance, and (ii) issuance of 95.2% of the shares that were granted to each named executive officer (other than the Chief Executive Officer) in the 2006-2008 RSU Plan. In terms of pay for performance, we believe that the 2008 compensation payments were aligned with the Company's performance.

2008 COMPANY PERFORMANCE AND INCENTIVE PROGRAMS

        2008 Annual Performance and Bonuses.    For 2008, the Committee established cash flow before interest and taxes as the performance measure to establish bonus funding and set $2 billion as the level of cash flow before interest and taxes to allow the maximum bonus fund. The Committee also identified other performance measures, including performance measures used in the RSU program, that it would consider to determine if the funded bonuses or lesser amounts would be paid. The bonus plan does not permit the Committee to increase bonuses above the funded level, but does allow the Committee to use its discretion to reduce funded bonuses to better reflect Company and individual executive performance.

        At year-end, the Committee determined that the Company had generated in excess of $2.6 billion of cash flow before interest and taxes, which permitted the maximum fund for executive bonuses. The resulting funding under the Bonus Plan was $10 million for the Chief Executive Officer, and two times the target bonus for each of the other named executive officers.

        The Committee then evaluated the other performance factors to determine the actual bonuses to be paid:

  •
  The Committee assessed financial and operational performance at the Company, DIRECTV U.S. and DIRECTV Latin America, with an emphasis on net subscriber growth, churn, growth in average revenue per unit (i.e., per subscriber), or ARPU, subscriber acquisition costs, or SAC, pre-SAC margin improvement, annual cash flow growth, annual Operating Profit Before Depreciation and Amortization or OPBDA, OPBDA growth, and annual revenue growth, each as measured in the RSU grant programs and shown in Supplementary Tables 1 through 4.

  •
  Customer satisfaction was measured by regular surveys conducted by an independent market research company. Management had set aggressive goals for improvement in 2008 believing that outstanding performance in this area is a prerequisite for the long-term success of the Company. The Committee concurred in this reasoning and the overall goal that was established. Although there was some improvement in some customer satisfaction measures, the Company did not meet the aggressive goals and this shortcoming was factored into the deliberations and decisions of the Committee.

  •
  To balance the focus on internal performance measures and to provide a better context for Company performance, the Committee had requested an analysis of Company performance as compared to the peer group. The Consultant advised the Committee that for the period 2005 to 2007 (the last full year in which financial data was available), the Company had performed above the median of our peer group in revenue growth (that is, better than 50% of the peer group) and in the top quartile (that is, better than 75% of the peer group) for growth in earnings before interest, taxes, depreciation and amortization, or EBITDA, free cash flow growth, earnings per share growth, total shareholder return and change in market capitalization.

  •
  Mr. Carey participated in the Committee's discussion of the performance measures. Overall, 2008 DIRECTV U.S. performance was lower than 2007 performance, primarily due to a failure to achieve meaningful improvement in customer satisfaction. In his assessment, most operational and financial goals were at or above desired performance levels and overall Company performance was at or above target. However, customer satisfaction did not improve overall, which indicated a significant shortfall in desired performance. DIRECTV Latin America had performed well and achieved a record number of annual net subscriber additions, a 39% increase in revenue, a 75% increase in OPBDA and a 14% increase in ARPU. Mr. Carey also provided his assessment of the performance of the individual named executive officers to be used in the Committee's determinations regarding bonuses and stock payouts and recommended that final bonuses be reduced from the maximum funded levels.

        The Committee did not use a formula to determine the final 2008 bonuses nor was any particular weight given to any of the factors that were discussed and evaluated. The Committee noted that the general economic conditions had increased the difficulty of meeting the Company's performance goals.

        For Mr. Carey, the Committee approved a final bonus of $3,500,000, which represented a reduction of $700,000 from the cash bonus paid to Mr. Carey for 2007, commensurate with the reduction in cash bonuses paid to other named executive officers. For Mr. Carey, his 2008 cash bonus was slightly more than the target bonus reflecting the overall performance of the Company, his effective leadership of the executive team and his stewardship during and following the change in stockholder affiliation from News Corporation to Liberty Media. The Committee based its decision on Mr. Carey's bonus on the Company's achievements and shortfalls over the past year and longer term. The Company achieved significantly better than plan for net subscriber growth at DIRECTV U.S. and DIRECTV Latin America; better than plan for DIRECTV Latin America's growth in revenue, OPBDA, ARPU and pre-SAC margin improvement; significantly expanded offerings in high definition, or HD, and HD digital video recorder, or HD/DVR, penetration levels; launched DTV On Demand; achieved better penetration in Hispanic and commercial markets; increased free cash flow by 76%; and, managed the rapid growth in owned and operated field operations. These achievements were offset by results that fell short of expectations for customer satisfaction; the financial effects of discounting; and slower than expected improvements in operations for call centers and home service providers, or HSPs. The AT&T contract which, among other things, re-established the relationship with AT&T for the Bell South territories and expanded that relationship to other AT&T territories, was a key achievement for 2008 setting the stage for future growth, but, as Mr. Carey pointed out, execution beginning in 2009 was the key to realizing any gains from this opportunity. Over the longer 2006-2008 period, Company performance was excellent considering the challenging 3-year growth targets the Committee had set as RSU measures, the worsening economic conditions in the past two years and the related impact on current and potential subscribers. Over 2006-2008, the Company stock price had increased about 60% from the February 2006 RSU grant date to the February 2009 price of approximately $22. During 2008, peer companies' stock prices had dropped significantly, and, over the same period, DIRECTV's price, while volatile, had sustained its value over 2008, indicating its relative investment value as compared to peers.

        In exercising its discretion in determining bonuses for the remaining executive officers, the Committee approved amounts that ranged from approximately 80% to 90% of each named executive officer's target bonus, except for Mr. Churchill who received a bonus equal to 100% of his target bonus primarily due to the performance at DIRECTV Latin America. The final bonuses below 100% for the named executive officers other than Mr. Churchill reflect the Committee's determination of shared accountability for improving customer satisfaction at DIRECTV U.S. The final bonuses that the Committee approved are shown in the 2008 Summary Compensation Table on page 39 in column (f) Non-Equity Incentive Plan Compensation.

  2008 Long-Term Performance and Stock Awards

        2006-2008 RSU Grants.    The performance period for the 2006-2008 RSU grants was January 1, 2006 to December 31, 2008. In 2006, with input from management, the Committee set annual performance targets and ranges as shown in the Supplementary Table 1. Other than pre-SAC margin improvement, the annual performance factor for each performance measure was averaged over the three years to determine the final performance factor for that measure. Pre-SAC margin improvement was measured at the end of the three years as the change from the beginning to the final year of the performance period, with no interim measurements. The final overall performance factor was the average of the five average performance factors. The maximum payout in shares of common stock was limited to 100% of the RSU grant.

        For the 2006-2008 RSU Plan, the Committee annually reviewed Company performance and determined the annual performance factors as shown in Supplementary Table 2 and determined 0.952 or 95.2% as the overall performance for this RSU Plan. The Committee approved the conversion of the RSUs to shares and the payout of 95.2% of the original RSU grant to each named executive officer (other than the CEO, who did not receive an RSU grant in 2006); these final stock awards are shown in the 2008 Option Exercises and Stock Vested Table on page 49.

  2008 Performance Tables

        For the following discussions, pre-SAC margin improvement is defined as the percentage point difference, comparing the first year to the last year in the performance period, in the fraction determined by dividing (a) DIRECTV U.S. (or DIRECTV Latin America, as appropriate) OPBDA, for the year plus the aggregate amount of expensed SAC (as disclosed on the DIRECTV U.S. consolidated statement of operations), less the aggregate amount of depreciation associated with equipment capitalized for upgrades and retention for the year by (b) revenues for such year. For a more detailed discussion of some of these terms and performance measures and how they are calculated, please refer to the Annual Report, which is being provided to stockholders with this proxy statement.

SUPPLEMENTARY TABLE 1—2006-2008 RSU GRANTS

Performance Measure	Weight	Annual Target	Performance Range	Performance Factor Range
Annual Net Subscriber Growth (millions)	20%	0.9 million	0 to 1.35 million	0 to 1.5
Average Annual Churn (%)	20%	17%	13% to 25%	0 to 1.5
Average Annual ARPU Growth (%)	20%	5%	0% to 7.5%	0 to 1.5
Average Annual SAC ($)	20%	$675	$600 to $825	0 to 1.5
Pre-SAC Margin Growth (%)	20%	2%	-2% to 4%	0 to 1.5

SUPPLEMENTARY TABLE 2—2006-2008 RSU GRANTS ACTUAL PERFORMANCE

	2006		2007		2008
							Final 3-Year Average Factor
Performance Measure	Actual	Performance Factor	Actual	Performance Factor	Actual	Performance Factor
Annual Net Subscriber Growth (millions)	0.820	0.911	0.878	0.976	0.861	0.957	0.948
Average Annual Churn (%)	19.20%	0.725	18.12%	0.860	17.64%	0.920	0.835
Average Annual ARPU Growth (%)	5.85%	1.169	7.29%	1.458	6.14%	1.227	1.285
Average Annual SAC ($)	$641	1.227	$692	0.887	$715	0.733	0.949
Pre-SAC Margin Growth (%)	N/A	N/A	N/A	N/A	0.96%	0.741	0.741
Final Plan Performance	N/A	N/A	N/A	N/A	N/A	N/A	0.952

        2007-2009 RSU Grants.    The performance period for the 2007-2009 RSU grants is January 1, 2007 to December 31, 2009. In 2007, with input from management, the Committee set annual performance targets and ranges as shown in Supplementary Table 3. An Annual Performance Factor is determined for each year and the three Annual Performance Factors are averaged at the end of the three-year performance period to determine the overall final performance. The maximum payout in shares of common stock was set at 120% of the RSU grant. The Committee reviewed Company performance as of year-end and determined the 2008 performance factors as shown in Supplementary Table 4.

        2008-2010 RSU Grants.    The performance period for the 2008-2010 RSU grants is January 1, 2008 to December 31, 2010. With input from management, the Committee determined it would retain the same annual performance targets and ranges for the 2008-2010 RSU grants as those for the 2007-2009 RSU grants, as shown in Supplementary Table 3. An Annual Performance Factor is determined for each year and the three Annual Performance Factors are averaged at the end of the three-year performance period to determine the overall final performance. The maximum payout in shares of common stock was set at 125% of the RSU grant. The Committee reviewed Company performance as of the end of 2008 and determined the 2008 performance factor as shown in Supplementary Table 4. The 2008-2010 performance measures will also determine the number of shares that may be earned by the CEO for his August 2007 RSU grant.

SUPPLEMENTARY TABLE 3—2007-2009 and 2008-2010 RSU GRANTS

Performance Measure	Weight	Annual Target	Performance Range	Performance Factor Range
Annual Cash Flow Before Interest and Taxes Growth (%)	40%	30%	0 to 50%	0 to 1.5
Annual OPBDA Growth (%)	40%	15%	0% to 22.5%	0 to 1.5
Annual Revenue Growth (%)	20%	10%	0% to 12.5%	0 to 1.5

SUPPLEMENTARY TABLE 4—2007-2009 and 2008-2010 RSU GRANTS ACTUAL PERFORMANCE

	2007		2008		2009-2010
							Final 3-Year Average Factor
Performance Measure	Actual	Weighted Performance Factor	Actual	Weighted Performance Factor	Actual	Weighted Performance Factor
Annual Cash Flow Before Interest and Taxes Growth (%)	12.72%	0.170	78.38%	0.600	TBD	TBD	TBD
Annual OPBDA Growth (%)	22.97%	0.600	20.26%	0.540	TBD	TBD	TBD
Annual Revenue Growth (%)	16.87%	0.300	14.19%	0.300	TBD	TBD	TBD
Annual Performance Factor		1.070		1.440		TBD	TBD

 SETTING 2008 EXECUTIVE OFFICERS' TARGET COMPENSATION

        The Company and the Committee believe that our compensation programs are reasonable, balanced and help retain top executive talent. We use judgment and discretion as well as formulaic calculations to set compensation opportunities and to determine payouts. We emphasize long-term incentives over bonuses to focus on consistent longer-term performance and value creation for stockholders. We avoid combinations of performance measures that might drive risky short-term decisions and, when setting target performance levels for bonuses and the RSUs, we consider investor expectations as well as our internal business plans and forecasts. We regularly adjust our compensation programs as economic and business conditions change, but make changes only as they are consistent with our compensation philosophy and objectives.

        The total compensation from an executive officer's base salary, target annual bonus and target long-term stock award is intended to be competitive with the pay levels of similar executives among our peer group of companies. By "competitive," we mean that the total annual cash compensation (consisting of base salary and annual bonus opportunity) and total direct compensation (consisting of total cash compensation opportunity and the value of long-term incentive compensation opportunity) for our named executive officers approximates median compensation levels when compared to historical information on the peer group. The Committee varies from these guidelines based on its assessment of an executive's experience and level of contribution to the Company's current and future success, as well as the executive's compensation history.

        In setting 2008 base salaries, target bonus opportunity levels, and target long-term incentive opportunity levels, the Committee reviewed peer group information prepared by the Consultant, particularly with respect to year-to-year changes in compensation levels, and determined that the combined base salary, target bonuses and target RSU levels were approximately at the levels it had established for its compensation objectives. For certain executives, the proposed 2008 compensation was somewhat lower than the approximate target and the Committee took into consideration current and recent levels of responsibility and compensation for the executives.

        The target opportunity levels in the bonus and RSU plans that were set for the executive officers at the beginning of 2008 assumed that we would achieve the incentive goals that were set for 2008. Subsequent Company and individual performance will determine whether an executive earns actual compensation that is above or below the target levels. Consequently, we believe that this approach focuses the efforts of our executive officers to achieve business goals that are expected to increase the value of the Company for stockholders generally.

  What were the pay levels for the 2008 primary compensation elements?

        2008 Base Salary.    The Committee reviews base salaries annually with reference to compensation data provided by the Consultant, relative internal compensation levels and the terms and conditions of each executive officer's employment agreement. Mr. Carey's increase was based on the change in the CPI in the New York City area in accordance with his employment agreement. Messrs. Palkovic and Doyle did not receive base salary increases in 2008 because the base salary for each executive had been increased in October 2007 to reflect the significant changes in their responsibilities to Executive Vice President—Operations, and Chief Financial Officer, respectively. Base salaries for the other named executive officers were increased effective January 2008 by approximately 3.9% on average over 2007. The 2008 base salaries are shown in Supplementary Table 5 on page 26.

        2008 Annual Bonuses.    The Executive Officer Cash Bonus Plan, or Bonus Plan, is intended to be tax-deductible under Section 162(m) of the Code. For 2008, the Committee established cash flow before interest and taxes as the performance measure to establish funding and set $2 billion as the amount of cash flow before interest and taxes required to meet the maximum funding level. For each named executive officer, the Committee also established a target bonus amount set as a percentage of each executive's base salary, ranging from 65% to 150%, as shown in Supplementary Table 5 on page 26.

        2008-2010 Long-Term Performance and Stock Awards.    The Executive Officer Restricted Stock Unit Plan, or RSU Plan, is a performance-share plan intended to be tax-deductible under Section 162(m) of the Code. The performance measures for the 2008-2010 RSU grants are discussed on page 24 and are disclosed in Supplementary Table 4. The RSU Plan is described in more detail following the 2008 Grants of Plan-Based Awards Table on page 43. The 2008-2010 RSU grants to the named executive officers are shown in Supplementary Table 5, column (e), in Supplementary Table 8, column (d) for grant year 2008 on page 45 and in the 2008 Outstanding Equity Awards at Fiscal Year-End table, as part of the unvested shares shown in column (g), on page 47.

        2008 Pay for Performance.    In setting the targeted compensation opportunity levels, the Committee also evaluated the proportion of targeted pay that varies with Company and individual performance as compared to the targeted total pay; this ratio is referred to as "pay at risk" (in Supplementary Table 5, the sum of the values of the target bonus opportunity in column (d) and target stock grant value in column (f) divided by total compensation in column (g)). The targeted pay at risk for 2008 for Mr. Carey is approximately 80% of his targeted total pay and approximately 70% for the other executive officers. The Company and the Committee believe that the emphasis on long-term incentive opportunity is a key component of managing business risk that could be driven by compensation because decisions that benefit annual bonuses more than long-term incentives could reduce the potential future value of the long-term incentives.

SUPPLEMENTARY TABLE 5—2008 EXECUTIVE OFFICER TARGET COMPENSATION

        Supplementary Table 5 is the result of the discussions and decisions of the Committee for 2008 compensation opportunity. It differs from the Summary Compensation Table on page 39 in key areas. In Supplementary Table 5, stock awards are valued at the full grant date value under SFAS 123R (except for Mr. Carey, where, due to the timing of his grants, the value of the 2007 stock grants are viewed over the related three-year performance and vesting period), while the Summary Compensation Table discloses the SFAS 123R expense related to financial statement reporting purposes. Supplementary Table 5 also excludes the values for pensions, savings (non-qualified deferred compensation) and other programs such as perquisites because the Committee considers them under the context of broader benefit programs and not as a primary element of executive compensation, while the Summary Compensation Table includes them.

				2008 Stock Grants
		2008 Cash Bonus
				Number of Restricted Stock Units Granted (#) (e)
Name of Officer (a)	2008 Base Salary ($) (b)	Target as % of Base Salary (%) (c)	Target Value ($) (d)			Annual Target Value ($) (f)(4)		Total Target Compensation Opportunity (g)
Chase Carey	2,304,000	150%	3,456,000	N/A	(1)	6,540,655	(1)	12,300,655
Patrick Doyle(2)	500,000	65%	325,000	30,000		693,900		1,518,900
Bruce Churchill	1,142,000	110%	1,256,000	60,000		1,387,800		3,785,800
Michael Palkovic(3)	800,000	80%	640,000	55,000		1,272,150		2,712,150
Larry Hunter	779,000	75%	584,000	55,000		1,272,150		2,635,150

(1)
Mr. Carey was granted 428,900 performance-based restricted stock units and 1,209,400 stock options in August 2007, concurrent with the approval of Mr. Carey's employment agreement, which is discussed further on page 45. The stock grants are to provide incentive compensation for the three years beginning in January 2008 and no additional stock grants are currently anticipated for the remaining term of Mr. Carey's employment agreement, which expires December 31, 2010. For purposes of this illustration, 1/3 of the target grant value is shown for 2008.

(2)
Salary and target bonus after becoming Senior Vice President and Chief Financial Officer in October 2007.

(3)
Salary and target bonus after becoming Executive Vice President—Operations in October 2007.

(4)
The amounts shown in column (f) are based on the $23.13 per share value of the RSUs on the grant date, February 8, 2008. For Mr. Carey, the amount shown is based on the $22.43 per share August 2007 grant date value of 1/3 of the RSUs and the $8.27 grant date Black-Scholes value for 1/3 of the stock options.

  Why is the Chief Executive Officer paid significantly more than other officers?

        Based on reports and analyses on the compensation of executives in the peer group that were provided by the Consultant in prior years and updated in 2008, the Committee has noted that generally there is a significant difference in total targeted direct compensation between the chief executive officer and the second highest paid executive (or the other named executive officers as a group) within the peer group. This difference is explained by the scope of the CEO's responsibility and accountability for the overall performance of the company as compared to other executives. Other executives are responsible for significant aspects of company performance, reflecting their organizational responsibilities, but only the CEO is responsible for all aspects of company performance. Not all senior executives have the skills and experience to perform successfully as CEO, even though such senior executives may provide excellent performance in roles reporting to the CEO. The reduced number of potential CEOs adds significant upward pressure on CEO compensation.

        This difference is reflected in peer group compensation levels and, in turn, is a significant factor leading to the material difference in the level of the total targeted compensation of the Company's CEO as compared to the second highest paid named executive officer (or the other named executive officers of the Company as a group). Based on consideration in 2008 of its compensation objectives, the information about the peer group and its own judgment and experience, the Committee believes that the difference in target pay between the Company's CEO and the other named executive officers is reasonable and appropriate.

  What are the factors considered in decisions to increase or decrease compensation materially?

        In evaluating changes in total direct compensation from year to year, the Committee typically avoids material changes in an individual named executive officer's compensation opportunity unless there is a significant change in the executive's organizational responsibility or individual performance. Also, in the case of individual named executive officers with employment agreements, the Committee evaluates whether significant changes should be made at or prior to the expiration of such agreements.

        When setting each year's compensation targets for the executives, the Committee also reviews prior bonuses and stock awards, which represent compensation for past achievements, and recent stock option exercises for each named executive officer. The Committee does not limit current bonus opportunities or long-term incentive opportunities based on previously awarded and accumulated compensation because it believes that an executive's incentive compensation should be linked to current and future performance and not based on or limited by accumulated compensation and incentive awards for past achievements.

        The Committee also reviews accumulated employee benefit values, but has not limited the value of employee benefit programs based on previously accumulated compensation. Employee benefit programs are intended to be a modest part of an executive's total compensation and these programs are generally provided to the executives on the same basis as all other employees.

  How does the Committee minimize inappropriate business risks when setting performance goals and determining subsequent performance payouts?

        The Committee is aware of the current economic conditions and the consequences to companies that have not appropriately balanced risk and reward in executive compensation. The Committee believes that the emphasis on long-term performance in the RSU program results in an overall compensation program that does not reward excessive risk-taking for the Company. The Company's compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value rather than rewarding shorter performance and payout periods. Typically a third of our executive officers' total compensation is base salary, while the remaining two-thirds are tied to Company and individual performance; the emphasis on performance-based pay is greater for the CEO.

        Of this performance or at-risk compensation, for most executives, only about one-third of the value is focused on annual bonuses, while over two-thirds is denominated in shares and based on achieving longer term performance goals that are typically measured over periods of three years or more. The long-term performance goals, in turn, are selected as financial or operating measures that increase the Company's value to stockholders if achieved. The long-term program's specific focus on share-based compensation over a multi-year period, in combination with executive share ownership guidelines set by the Committee, reflects the program's goals of risk assumption and sharing between executives and stockholders. Further, the emphasis on long-term compensation over annual bonuses mitigates risks associated with achieving short-term goals that could potentially be detrimental to stockholders over the longer-term, because this could be expected to diminish the potential value of the named executive officers' long-term incentive awards.

        The Company also believes that the possibility of rewarding excessively risky short-term focused behavior is reduced by using a cash-flow based (rather than just accounting earnings) metric for funding the maximum annual bonus to executives, then adjusting downward based on the Committee's consideration of various operating and financial performance metrics. This approach does not reward executives for managing to specific pre-determined metrics which may not, in hindsight, be in the Company's best interest.

  What specific performance measures are taken into account in setting compensation plans and making decisions?

        The Committee uses a variety of internal and external measures of the Company, DIRECTV U.S. and DIRECTV Latin America to gauge the level of performance as it affects compensation decisions. The Committee evaluates the performance measures established in the short- and long-term incentive plans in the context of other performance measures over the same time periods. The Committee also gauges Company performance as compared to the peer group in order to balance the focus on achievement of internal measures. As appropriate, the Committee measures Company performance over one year (typically used for annual bonuses) or longer periods of time (typically used for long-term incentive programs).

        Operational measures have included net subscriber growth, churn and customer satisfaction. Financial measures have included SAC per gross additional subscriber, pre-SAC margin improvement, growth of ARPU, cash flow, free cash flow, free cash flow growth, growth in cash flow before interest and taxes, revenue growth, OPBDA growth, total return to stockholders, return on investment, and earnings per share growth. The specific performance measures used in each of the current annual and long-term incentive plans are described in the 2008 Company Performance and Incentive Programs on page 21.

        The performance measures apply to the named executive officers as an executive team, that is, each individual named executive officer is held accountable for the achievement of all of the goals, regardless of their organizational responsibilities. Although individual performance is a factor in the Committee's exercise of discretion with respect to bonuses, the final bonus generally and primarily reflects overall Company performance more than individual performance. Typically, the Committee only exercises its discretion to decrease an individual bonus from the maximum amount payable under the annual bonus plan and not the RSU plan. The Committee has not increased any final incentive award above the maximum amount permitted in the relevant plan based in part on consideration of applicable tax consequences. However, the Committee retains the authority to determine that the formula-based amount does not adequately reflect actual achievement and may approve an additional payout that is separate from the incentive plan to reward such an achievement.

  How is long-term compensation allocated among different types of stock awards?

        The Committee has determined that a long-term incentive program should reward successful development and execution of business plans that are expected to increase the value of the Company's stock over time. We recognize that different forms of long-term incentive compensation, both cash-based and stock based, meet this objective and that the forms of incentive compensation may be used singly or in combination. We use a mix of incentives and allocate the target long-term incentive opportunity value between multiple forms of long-term incentives. This allows us to mix performance-based incentives with stock price appreciation or other objectives, balance different levels of upside opportunities and downside risks related to performance targets, and provide different forms of incentives with different time periods to achieve the performance objectives.

        For example, the Chief Executive Officer's long-term equity incentive set in his 2007 Employment Agreement has approximately 50% of targeted opportunity value allocated to stock options and the remainder to performance-based RSUs.

        Stock Options.    A stock option generally does not provide any value to the executive unless and until the market price of the stock increases, but provides greater upside potential over its normal ten-year term than an equivalent-value three-year RSU award. If the stock price remains unchanged or decreases, stockholders retain some value in their investment, while the executive earns no value for the stock option. Stock options provide significant upside opportunity, based solely on increases in the market price of the Company's stock. To ensure that the stock market price increase is sustained, we restrict the ability to exercise the option and purchase the underlying shares by establishing vesting schedules that require the passage of time before the option is exercisable (e.g., vesting one-third of the options per year for three years). This feature also serves as a retention tool, since the options will generally terminate if the executive voluntarily ceases his employment or is terminated for cause.

        Performance-Based RSUs.    RSU Plans meet the compensation program objectives by (i) awarding more or fewer shares compared to the initial target based on performance against one or more pre-set business performance measures, and (ii) increasing or reducing the potential value of the shares to be paid out based on the market price of the Company's stock. We intend to use performance measures that, if achieved or exceeded, are expected to increase the value of the Company's stock. Thus, the value of the incentive awards to the executives increase by the achievement of the business measures or by increasing the value of the stock, and the value of the incentive awards decrease if business measures are not achieved or the stock price declines. We believe that the performance measures which have been established for the RSUs are challenging and generally exceed consensus analysts' expectations at the time the performance criteria are established by the Committee.

 EXECUTIVE COMPENSATION PROGRAMS AND PRACTICES

What are the objectives of the compensation programs?

        The objectives of our compensation program are to:

•	Support the business strategy	•	Focus on long-term growth and creating
•	Balance short- and long-term focus		value for stockholders
•	Pay for performance	•	Pay competitively

        The base salary, bonus and stock incentive compensation programs are intended to support these objectives. Further, we believe that, if we design the compensation programs well, we will attract and retain an executive management team that has key attributes such as business acumen, industry experience, personal integrity, the ability to recognize and make the most of the talent within the Company, and which will be motivated to work as a team and achieve results.

        A significant portion of the executives' compensation is expected to be paid in shares of stock through long-term incentive plans in order to directly align the management team's compensation with improving stockholder value. We have equity ownership guidelines that are applicable to all executives and are intended to encourage the executives to have significant equity at risk.

What are the elements of compensation?

        The primary elements of compensation for the executive officers are a base salary, an annual bonus paid in cash and a long-term incentive award denominated and usually paid in shares of Company stock. The executive officers are also eligible for certain other benefits and perquisites that are intended to be a part of a competitive compensation package that provides health, welfare, savings and retirement programs comparable to those provided to employees and executives at other companies in our industry. Some elements of compensation are related, meaning that the value of one element affects the value of another element. Increasing base salary increases target bonus opportunities, savings, pension and disability benefits. Increasing or decreasing bonuses also affect pension and savings plan benefits, but long-term incentive awards are excluded from calculation of pension and savings plan benefits.

        The purpose, key characteristics and target pay levels of each element of compensation are in the following table.

SUPPLEMENTARY TABLE 6—ELEMENTS OF COMPENSATION

Pay Element	Description/Purpose	Target Pay Level
Base Salary	Compensate for day-to-day performance at the executive's level of responsibility based on the executive's skills, experience and accomplishments. Support attracting and retaining executive talent. Base salaries are considered fixed compensation, paid in cash and short-term.	Approximately at or slightly above the median of the peer group.
Annual Bonus

Motivate and reward current year results by aligning efforts across the Company to achieve specific measurable results. Bonuses are considered variable compensation, are based on annual performance and paid in cash.

Combined base salary and target bonus opportunity approximately at the median of the peer group (or above or below based on performance).
Long-term Incentives

Motivate and reward long-term results, typically over three years, by aligning efforts to achieve specific measurable results and increase the market price of the Company's Common Stock. The long-term incentives are considered variable compensation, based on long-term Company performance and are paid in stock.

Combined base salary, target bonus opportunity and target long-term incentive opportunity approximately at the median of the peer group (or above or below based on performance).
Employee Benefits(1)

Protect against catastrophic expenses and loss of income (health, disability and life insurance plans) and provide retirement income (savings and pension). There are features in the savings and pension programs that preserve or restore benefits that are reduced or otherwise limited by IRS rules for those plans. Executives participate in these "restoration" features on the same basis as all other employees.

Combined value approximately at the median of general industry.
Perquisites	Assist in attracting and retaining executive talent at a practical value for the Company.	Approximately at or below median of general industry.
Post-Termination Compensation

Provide the basis for rapid transition out of the Company that is fair to the executive and to the Company by providing temporary income following an executive's involuntary termination (other than for cause).

Approximately at median of peer group.

(1)
The benefit plan descriptions in this proxy statement and accompanying the following tables provide an explanation of the major features of our employee benefit plans. These plans are administered and governed at all times by the official plan documents and the descriptions in the proxy statement of these plans are qualified in their entirety by reference to the applicable document. The Company reserves the right to amend, suspend or terminate the plans completely or in part at any time and for any reason. Stockholders may request a copy of a plan document by contacting the Corporate Secretary as provided on page 73.

What process does the Compensation Committee generally follow in determining executive compensation?

        As part of its processes and procedures, the Compensation Committee, with assistance from the Consultant and Company personnel:

  •
  Approves incentive plans' performance targets, which are linked to Company performance;

  •
  Reviews executive officer compensation to ensure that a significant portion is performance-based to create incentives for above-target performance and consequences for below-target performance;

  •
  Confirms with the Committee's Consultant that total compensation paid to the Chief Executive Officer and the other executive officers is appropriate based on the Company's performance relative to that of the peer group as measured by financial measures, including stockholder returns, over one-year and longer periods;

  •
  Approves base salary adjustments and annual and long-term incentive award payouts based on actual performance achieved relative to the pre-established performance targets and evaluation of individual performance;

  •
  Reviews the peer group of companies to benchmark Company performance and executive officer compensation opportunity; and

  •
  Reviews tally sheets of total compensation and benefits for each executive officer to ensure the Committee understands all aspects of each executive officer's total compensation.

  What information does the Committee consider when making executive compensation decisions?

        In setting executive compensation levels, the Committee considers a number of sources of information, including internal and peer group compensation data, and uses various analytical tools.

        These tools include tally sheets that (i) summarize the value of each element, including benefits and perquisites, and the total of an executive's compensation over the current and previous years, (ii) show current stock holdings and incentive compensation denominated in stock and the potential value from increases in the share price, (iii) show amounts payable upon termination of employment under different scenarios and including elements such as pensions and savings that have accumulated over a number of years of service, and (iv) summarize cumulative payments over the past five years for base salary, bonuses and stock payments.

        To evaluate past performance and to set future performance goals, the Committee reviews Company reports on past and forecasted financial and operational performance measures for the Company, DIRECT U.S. and DIRECTV Latin America, as well as compilations of analysts' consensus forecasts.

        The Committee also reviews reports and analyses prepared by the Consultant. These reports typically include a pay for performance review on the alignment between Company performance and incentive plan payouts; a review of the performance measures and the difficulty of achieving them; analysis of "opportunity" pay as compared to the peer companies; for the CEO, the analysis includes "earned and estimated" pay, which consists of amounts actually earned during the most recent performance period plus the estimated "paper" earnings in stock options and RSUs granted in the same period, as compared to Company performance, peer company performance and the peer company CEOs' earned and estimated pay; progress on achieving desired stock ownership levels, and changes in the group of peer companies. Analyses of pay at the peer companies include appropriate job-matching of our executives to the peer group executives, changes in target pay, allocations between forms of pay, and changes in pay that affect the Committee's objectives (e.g., combined base salary and bonus opportunity approximately at the median). As needed, the Consultant also provides the Committee reports on third-party governance advisors' assessments of the Company's pay processes; analysis and advice on proposed employment agreements or other compensation programs or changes to existing programs, including the links between pay and performance; reports of trends and best practices in compensation design and disclosure, and assistance in designing compensation governance policies.

        The Committee considers the potential accounting and tax implications of its compensation decisions and, for stock-based compensation, the potential dilution to stockholders. The Committee considers other factors for each executive such as previous compensation, industry experience and achievements, and how the executive's skills and experience enable the successful achievement of our business plans.

        When setting pay levels, no particular weight is given to any factor, although compensation data from the peer group is considered more relevant to our pay levels than other sources of information. In the end, the Committee relies on its judgment and experience to set compensation for each executive that is competitive with the peer group, fair internally and appropriate based on the Company's performance and on the executive's level of responsibility, experience and contribution to the success of the Company.

  Does the Committee benchmark compensation?

        The Committee annually evaluates pay practices among a peer group of companies to help set the level of the primary compensation elements of the executive officers' compensation—base salaries, annual bonus opportunities and long-term incentive opportunities—and the relative proportions of those elements. Opportunity pay is not guaranteed and actual values of bonuses and long-term incentives as measured at the end of the performance periods will vary from the target opportunity levels based on Company and individual performance.

        We review the list of companies in the peer group periodically. The current list was last revised in 2008, as discussed below. The Consultant developed the list, focusing on companies in the entertainment, content development and distribution industries and incorporated suggestions from management and the Chairman of the Committee. The selected peer companies fall within a range (both above and below the Company) of comparison factors such as revenue, market capitalization and net income; thus, certain companies that were significantly larger or smaller than the Company were excluded from the final list. In November 2007, the following peer group of 20 companies was appropriate:

Alltel Corp.	EchoStar Communications	Sprint Nextel Corp.
British Sky Broadcasting	Gannet Co.	Time Warner, Inc.
Cablevision Systems	Liberty Media Corporation	Tribune Co.
CBS Corporation	News Corporation	Univision Communications, Inc.
Charter Communications	Qwest Communications International	Viacom, Inc.
Clear Channel Communications	Sirius Satellite Radio	Walt Disney Co.
Comcast Corporation		XM Satellite Radio

        In October 2008, effective for 2009 compensation planning, the Committee revised the peer group to remove companies that are no longer publicly traded and for which proxy data on executive officers' pay will no longer be available (Alltel Corp, Clear Channel Communications, Tribune Company and Univision Communications); to recognize Sirius Satellite Radio as the survivor of the merger with XM Satellite Radio; to replace EchoStar Communications with DISH Network Corp. (the relevant competitor following the restructuring of EchoStar Communications); and to add Time Warner Cable (spun off from Time Warner, Inc.) and Liberty Global, Inc.

What role do executive officers have in determining executive compensation?

        Senior management plays an important role in the executive compensation decision-making process, due to its direct involvement in and knowledge of the business goals, strategies, experiences and performance of the Company.

        Mr. Carey, Mr. Hunter and Ms. Irene McKenna, Vice President, Compensation and Benefits, attend all Committee meetings and periodically provide information to the Committee. In addition, the Chief Financial Officer, the Senior Vice President, Human Resources and the Senior Vice President of Investor Relations and Financial Planning assist the Company to develop recommendations for the annual and long-term incentive compensation plans. In particular, the executives recommend to the Committee specific plan design, performance measures and target levels of performance that are intended to be consistent with the short- and long-term business plans that the Company presents to the Board of Directors.

        The Chief Executive Officer also provides the Committee with information to assist in the determination of annual base salaries, final bonus payouts, final stock plan payouts and whether to exercise its discretion to reduce bonuses or stock payouts from the maximum payments determined under those plans, including:

  •
  An assessment of the performance of the business over the past calendar year including discussion of various business measures and the performance of each business unit and the primary operating areas of the Company;

  •
  An assessment of individual performance of each named executive officer; and

  •
  Specific recommendations as to the level of compensation to be paid to each other executive officer.

        The Committee reviews the assessments of Company performance provided by the CEO and other information provided by the executives attending its meetings and accepts or adjusts the recommendations in light of analyses and advice provided by the Consultant and the Committee's own evaluation of Company and executive performance.

What role does the Compensation Consultant have in determining executive compensation?

        To obtain access to independent compensation data, analysis and advice, the Committee retained the services of an independent compensation consultant that is hired by and reports to the Committee. The Consultant is Watson Wyatt Worldwide. The Committee retained the Consultant in 2004 and has maintained the relationship since then. Committee members can engage or initiate contact with the Consultant and have direct access to the Consultant without management involvement. Examples of reports and projects that the Committee assigns to the Consultant can be found in the section "What information does the Committee consider when making executive compensation decisions?" on page 32. The Consultant attends meetings as appropriate at the invitation of the Committee; representatives of the Consultant attended all Committee meetings in 2008.

        The Consultant meets with Company management, including the Chief Executive Officer, from time to time, particularly when changes are contemplated to the bonus or stock incentive plans. The Consultant provides information and insight as to relevant plan design trends in general industry or among the peer group. The Consultant obtains information from Company management with regard to such matters as the Company's performance and performance of individual named executive officers, business strategy and overall compensation plan design.

        Although the Committee receives information and recommendations regarding the design and level of compensation of our executive officers from both the Consultant and management, the Committee makes the final decisions as to the plan design and compensation levels for the named executive officers.

        The Consultant may have other relationships with the Company, so long as those relationships do not interfere with its ability to provide independent advice. To ensure independence of the Consultant, the Committee annually reviews all other services performed by the Consultant for the Company and we minimize such other work. In 2008, we purchased compensation survey reports from Watson Wyatt Worldwide on the same basis as its other clients; fees for the survey reports totaled less than $5,000. The Consultant was also engaged to perform one consulting assignment for the Company: the Company was preparing to engage an independent human resources consulting firm in Argentina for a research project estimated to cost $20,000, when the firm was acquired by the Consultant before the project was approved and funded. After discussion with the Chairman of the Committee, the consulting project was approved. In late 2008, the Committee reviewed all activities of the Consultant for the Company, concluded that the consulting project did not interfere with the Consultant's ability to provide objective and independent advice to the Committee and confirmed the Consultant's continued independence.

Other Executive Compensation Policies

        What are the practices for awarding equity-based compensation such as RSUs or stock options?

        Other than in special circumstances involving an individual executive or the Company, the Committee intends to grant long-term stock-based incentives to executives not more than once each year, typically during the first quarter of the calendar year and at the same time as it sets performance goals for the year. The value of the incentive awards will be set on the date of the grant or on a future date that is established on the date the awards are granted. As needed, for example, to recruit a new executive, long-term incentives would be awarded at the hire date with the value of the incentive award set on the date of the grant.

  What are the equity or other security ownership guidelines?

        The Company and the Committee have established guidelines and regular reviews for stock ownership levels among executives, policies on insider trading and hedging, and annual reviews on the use of Company stock in the stock incentive programs.

        Stock Ownership.    Stock ownership is an additional way to align the interests of the executive officers with those of our stockholders. Our guidelines cover all elected officers of the Company and, at subsidiaries, all executives with the title of Executive Vice President or higher. These executives are expected to acquire and maintain until termination of employment, shares of Common Stock or Common Stock equivalents equal in value to a multiple of the executive's base salary. The multiple for the Chief Executive Officer is six times base salary and the multiple for the other executive officers is two times base salary. Each executive has four years to attain the target ownership level. An executive may satisfy the requirement through direct purchase of shares or retention of shares acquired through stock option exercises or through the Company's savings plans or equity-based incentive plans. The value of unvested stock units and vested in-the-money stock options is reduced 50% as an approximation of shares that would be withheld for tax payments upon vesting or exercise. As of the record date, all the named executive officers meet or exceed the target ownership level.

        Insider Trading and Hedging.    Insider trading is illegal and hedging the economic risk of owning stock or receiving stock-based incentive compensation is contrary to the best interests of our stockholders. We maintain a policy that is applicable to all employees and bars insider trading and ownership of financial instruments or participating in investment strategies that hedge the economic risk of Company stock ownership. Executive officers generally are only permitted to trade shares of the Company's Common Stock during limited periods after public dissemination of the Company's annual and quarterly financial results. However, the Company permits our executives to enter into plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 in order to permit our executive officers to prudently diversify their asset portfolio and to assure that granted stock options may be exercised before their scheduled expiration date consistent with our policies on insider trading. The General Counsel of the Company or his designee must approve such plans.

        Stock Usage.    The number of shares issued under the stock plan is monitored periodically by evaluating the annual number of shares awarded under incentive programs (also known as the run rate) and the potential dilution of stock ownership due to incentive awards accumulated over a period of time, both measures as compared to the peer group. Currently, both the run rate and dilution caused by stock based awards are significantly below the median of the peer group.

  What is the Company's position and practice on severance and change-in-control agreements?

        Severance Agreements.    The Company has entered into employment agreements with severance compensation arrangements with each of the named executive officers. Based on research on the peer group and general industry conducted by the Consultant plus the Committee's own experience, the Company believes that pre-established severance arrangements provide assurances of fair treatment to the executives and help to retain key executives for the benefit of the Company. Such agreements support the development of an experienced management team and are competitive with practices among the peer group.

        The Committee has developed the following guidelines for the Company to limit compensation in severance agreements.

  •
  Although common in the entertainment industry, employment and severance agreements should be used only for a limited group of executives.

  •
  Termination of employment for cause should result in the forfeiture of all unpaid compensation, all unpaid cash or stock incentive compensation, and the Company may consider forfeiture of certain benefits that are not protected by federal or state law.

  •
  Death or disability should normally result in payment of compensation earned through that date, plus cash and stock compensation and other employee benefits under the terms and conditions of those plans.

  •
  Voluntary termination of employment or retirement should normally result in payment of compensation earned through that date, plus other vested employee benefits under the terms of the applicable plans and, in the case of retirement, accrued bonus and stock compensation under the terms of the applicable plans.

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  For involuntary termination of employment without cause or for constructive termination, the value of cash severance arrangements should be limited to compensation normally payable through the end of the employment agreement, but generally not less than one year's base salary and target bonus. Stock compensation should follow the vesting rules set by the Committee in the stock grant's terms and conditions, although the Committee varies from this practice depending on the facts and circumstances. Employee benefits remain payable under the terms and conditions of the benefit plans.

        Change in Control.    We have no individual agreements, arrangements or other programs in which additional compensation is paid upon entering into or completing a change-in-control of the Company, nor is additional compensation or severance payable in the event of termination of employment following a change-in-control of the Company beyond amounts otherwise payable upon termination of employment.

  What are the policies regarding the recovery of awards or payments?

        As part of its regular review of governance issues, the Committee reviews its practices and guidelines concerning the recovery of performance-based compensation from executives and employees. After discussing reports from the Consultant in 2008 and 2009, the Committee updated its prior practice and adopted the following policy in 2009:

        "In addition to any other remedies available to the Company, (i) if any of the financial or operating results of the Company is restated or otherwise adjusted, and (ii) after taking any such restatement or adjustment into account, the amount of any bonus or equity award paid within the preceding three years would have been reduced, then the Company may require any of its employees or former employees designated at least executive vice president of the Company or any of its subsidiaries to return to the Company all or any portion of the bonus or equity award in excess of the amount which would have been paid after taking into account such restatement or adjustment.

        The Committee will determine whether to require any present or former elected officers to return any such amounts and may also direct the officers to seek recovery from other present or former employees. In making such determinations, the Committee may consider such factors as it considers appropriate under the circumstances, including the reasons for, and persons responsible for, any such restatements or other adjustment, the amount of the excess bonus or equity award resulting from such restatement or other adjustment, the risks, costs and benefits associated with pursuing the recovery of such excess amount, other actions the Company or third parties may take, or may have taken, with respect to the person(s) who was responsible for the misstatement, and any other legal or other facts or circumstances the Committee considers appropriate."

        Effective with incentive awards (bonuses and RSUs) granted in 2009, the terms and conditions of each grant refer to this updated policy on the recovery of compensation. At this time, none of the employment agreements or previously granted incentive awards expressly permit the Company to obtain reimbursement of compensation previously paid to the named executive officer. However, all the outstanding performance-based share awards and bonuses permit downward adjustment, at the discretion of the Committee, at any time prior to issuance of the related shares or cash.

  What are the accounting and tax treatments of the compensation programs?

        The primary elements of executive compensation are generally considered taxable income to the executive and compensation expense to the Company when earned.

        Savings and Pension Plans.    Under Section 401-K of the Code, which applies to the DIRECTV Thrift and Savings Plan, or 401-K Plan, and Section 409A of the Code, which applies to the Excess Plan Savings Benefit, the Excess Pension Plan and the Executive Deferred Compensation Plan, executive and Company contributions to the plans are not treated as current income to the executive and the related income taxes are deferred until the amounts are paid out to the executive, typically upon termination of employment. Further, for tax purposes, the Company defers recognition of the compensation expense for the executives' contributions to the Section 409A plans until payout.

        Stock Awards.    For accounting purposes, we record compensation expense for RSUs and stock options on a straight-line basis over the service period of up to three years based upon the fair value of the award on the date approved, and adjusted for anticipated payout percentages related to the achievement of performance targets in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," or SFAS No. 123R. For tax purposes, the compensation expense is recognized when an RSU is earned and distributed in stock or an option is exercised.

        Deductible Compensation.    The Committee considers the potential impact of Section 162(m) of the Code on compensation decisions. Section 162(m) disallows a tax deduction by the Company for compensation exceeding $1 million in any taxable year for each of the chief executive officer and the other three highest compensated senior executive officers, excluding the chief financial officer. Performance-based compensation under a plan that is approved by the stockholders of the Company and that meets certain other technical requirements is excluded from the $1 million limitation. The annual bonus, the RSU and the stock option programs are intended to meet the performance-based compensation requirements, while base salary and perquisites do not. Based on these requirements, the Company has determined that it is entitled to a tax deduction for compensation paid to executive officers during 2008, other than the base salary and perquisites for Messrs. Carey and Churchill in excess of $1 million each. For 2008, the excess (and non-deductible) amount was estimated at slightly over $1.1 million and consisted primarily of Messrs. Carey's and Churchill's salaries in excess of $1 million.

        While accounting and tax treatment are relevant compensation issues, the Committee believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, compensation arrangements for certain named executive officers that are not fully deductible have been considered by the Committee from time to time, and may be considered in the future. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), we can give no assurance that compensation intended to satisfy the requirements for deductibility does, in fact, do so.

 EXECUTIVE AND DIRECTOR COMPENSATION

2008 Summary of Compensation

        The 2008 Summary Compensation Table sets forth the compensation paid or accrued by the Company for the Principal Executive Officer, the Principal Financial Officer and each of the Company's other three most highly compensated executive officers. Persons named in the 2008 Summary Compensation Table are referred to collectively as the "named executives," "named executive officers," or "executive officers."

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Option Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	Change in Pension Value and Nonqualified Deferred Compensation Plan Earnings ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
Chase Carey	2008	2,291,620	3,504,969	2,961,348	3,500,000	353,703	387,956	12,999,596
President and Chief	2007	2,213,822	5,674,500	1,132,756	4,200,000	333,984	375,764	13,930,826
Executive Officer	2006	2,149,590	5,674,500	0	4,000,000	321,558	325,256	12,470,904
Patrick T. Doyle	2008	500,032	635,836	0	285,000	200,007	67,415	1,688,291
Executive Vice President	2007	437,386	429,361	0	325,000	45,542	60,431	1,297,720
and Chief Financial Officer
Bruce B. Churchill	2008	1,136,188	1,271,672	0	1,256,000	129,566	149,573	3,942,999
Executive Vice President	2007	1,091,242	858,723	0	1,350,000	118,791	124,517	3,543,273
and President DIRECTV	2006	1,023,307	955,400	0	1,200,000	117,749	131,398	3,427,854
Latin America and New
Enterprises
Michael W. Palkovic	2008	879,753	1,183,491	0	512,000	320,575	91,163	2,986,982
Executive Vice President,	2007	732,244	753,524	0	625,000	161,748	80,880	2,353,396
Operations	2006	699,543	709,888	0	500,000	184,125	60,557	2,154,113
Larry D. Hunter	2008	774,753	1,183,491	0	511,000	576,947	92,455	3,138,646
Executive Vice President,	2007	744,276	784,827	0	625,000	319,052	84,720	2,557,875
Legal, Human Resources	2006	699,537	733,283	0	500,000	356,067	103,386	2,392,273
and Administration, General
Counsel and Secretary

Notes to 2008 Summary Compensation Table

        Officers.    Mr. Carey is reported in this table as the Principal Executive Officer and Mr. Doyle as the Principal Financial Officer. Messrs. Churchill, Palkovic and Hunter are the other named executive officers. Mr. Doyle was not a named executive officer in 2006 and only 2007 and 2008 compensation is shown. Mr. Carey is also a director of the Company, but receives no compensation for serving as a director.

        Salary.    The amount shown in column (c) is the salary paid during 2008 and includes amounts that the executive elected to contribute to two savings plans: the 401-K Plan and the Excess Savings Plan. The base salary amounts for 2008 differ slightly from the amounts shown in Supplementary Table 5 on page 26 due to the payroll periods at the beginning and end of each year that bridge the calendar years. The amount shown for Mr. Palkovic includes $79,733 for paid time off that was accrued, but not used, prior to his appointment as an executive officer in 2005; this amount was paid out in 2008.

        Stock Awards and Option Awards.    The amounts shown in columns (d) and (e) represent the aggregate expense for all unvested stock and stock option grants that was recognized for financial statement reporting purposes in 2008 in accordance with SFAS 123R. Due to accounting rules and our current and historical stock programs, we disclose significant amounts of expense for stock grants made in prior years. Amounts for the stock expense are based on estimated percentages that are not guaranteed related to the achievement of performance targets and exclude estimates for forfeitures related to service based vesting conditions. For a discussion of the assumptions made in the valuation of the amounts shown in columns (d) and (e), refer to Note 14: Share-Based Payment of the Notes to the Consolidated Financial Statements of Form 10-K for the fiscal year ended December 31, 2008, Note 13: Share-Based Payment of the Notes to the Consolidated Financial Statements of Form 10-K for the fiscal year ended December 31, 2007 and Note 14: Share-Based Payment of the Notes to the Consolidated Financial Statements of Form 10-K for the fiscal year ended December 31, 2006. For additional information about these awards, see the 2008 Grants of Plan-Based Awards Table and related discussion beginning on page 43.

        Note that the values in columns (d) and (e) of the 2008 Summary Compensation Table differ from the values shown in column (i) of 2008 Grants of Plan-Based Awards. The values in the 2008 Summary Compensation Table columns (d) and (e) are the values of 2008 stock grants and previous years' grants that were recognized in the financial statements for 2008 while the value in column (i) of 2008 Grants of Plan-Based Awards Table is the fair value on the grant date of the stock grant made in 2008. For a comparison of the two sets of values, see Supplementary Table 8 on page 45.

        Non-Equity Incentive Compensation.    The amounts shown in column (f) represent performance-based bonuses earned under the Bonus Plan for performance during the year, but actually paid in the subsequent year. The amounts shown in column (f) include amounts that the executive elected to contribute to two savings plans: the 401-K Plan and the Excess Savings Plan.

        Change in Pension Value and Nonqualified Deferred Compensation Plan Earnings.    The amounts shown in column (g) of the 2008 Summary Compensation Table are the change in value of each executive's accumulated pension benefit as of December 31, 2008 compared to December 31, 2007. Refer to Note 11: Pension and Other Postretirement Benefit Plans of the Notes to the Consolidated Financial Statements of our Form 10-K for the fiscal year ended December 31, 2008, for a discussion of the assumptions made in the valuation of the amounts shown. The significantly increased amounts shown in 2008 as compared to 2007 for Messrs. Doyle, Palkovic and Hunter are attributed to changes in 2008 to the discount rate and mortality tables used to determine the value of the pension benefits; benefit calculations for Messrs. Carey and Churchill were not similarly affected. For additional information about the pension plan, see the 2008 Pension Benefits Table on page 50.

        The amounts in column (g) do not include any earnings in non-qualified deferred compensation plans because none of the earnings in those plans are considered above market rates, which is the basis for reporting such earnings in column (g). For additional information about the nonqualified deferred compensation plans and the earnings for those plans, see the 2008 Nonqualified Deferred Compensation Table on page 52.

        All Other Compensation.    All other compensation is included in column (h) of the 2008 Summary Compensation Table. The Company provides competitive health and welfare benefit plans to its employees and executive officers, including medical, dental and vision care; life insurance, accidental death and dismemberment insurance and dependent life insurance; short-term and long-term disability insurance; and paid time-off for vacations, illness, holidays and other personal needs. Because the health and welfare benefit programs generally are provided to all other employees, the value of these programs is excluded from this column.

        Supplementary Table 7 provides details on the amounts disclosed in column (h).

SUPPLEMENTARY TABLE 7—ALL OTHER COMPENSATION

Name (a)	Perquisites and Other Personal Benefits ($) (b)	Registrant Contributions to Defined Contribution Plans ($) (c)	Other ($) (d)	Total ($) (e)
Chase Carey	94,817	262,725	30,414	387,956
Patrick T. Doyle	31,173	33,386	2,856	67,415
Bruce B. Churchill	46,589	100,487	2,497	149,573
Michael W. Palkovic	30,318	57,616	3,229	91,163
Larry D. Hunter	30,522	56,699	5,234	92,455

        Perquisites and Other Personal Benefits.    The amounts in column (b) of Supplementary Table 7 include the incremental costs of Company contributions to the Executive Medical Plan, personal use of Company aircraft, car allowances, Company contributions to the Executive Long-Term Disability Plan and Company-paid premiums for personal liability insurance. From time to time, tickets to sporting and other entertainment events are provided to certain employees, including the named executive officers, without charge, to attend these events as they relate to a business purpose. Tickets are made available to employees, including the named executive officers, for personal use if the tickets are not otherwise needed for business use. The Company does not incur incremental costs with respect to tickets to sporting and other entertainment events, as the tickets were purchased by the Company for business purposes and are only made available if the tickets are not utilized for such purposes. In the following discussion, we have identified the nature of perquisites and other personal benefits, but have quantified only benefits that exceeded $25,000 in value.

  •
  Executive Medical.  We provide an arrangement in the medical, dental and vision care plans for each of the named executive officers such that the executive pays no premiums or out-of-pocket costs for eligible expenses.

  •
  Company-provided Transportation.  The Company owns a plane that is available to named executives for business travel. When not needed by the Company for business travel, the plane is available for personal use on a limited basis and only as approved by the Chief Executive Officer. The Board encourages the Chief Executive Officer to use the Company plane even for personal travel to ensure his personal safety and to maximize his availability and the time available for Company business. For Mr. Carey, the amount shown includes $63,719 for personal use of the Company plane. This is our best calculation of the incremental cost to the Company including the average cost of fuel, in-flight catering, landing, hangar and parking fees, other variable fees and crew travel expenses. Because the Company uses the plane primarily for business travel, we do not include ownership costs or aircraft maintenance expenses that do not change based on usage. The IRS treats the personal use of the Company plane as income to the executive and the executive pays the related taxes.

    We previously provided a car allowance for executives that was intended to cover some of the costs associated with the purchase or lease and maintenance of a vehicle. The program is closed to new participants, but continues for executives who previously received the car allowance. Each of the named executive officers participated in this program in 2008; during 2009, participation was cancelled. The IRS treats the car allowance as income to the executive and the executive pays the related taxes.

  •
  Executive Long-Term Disability Insurance.  For all employees whose salary exceeds a certain minimum level, we provide long-term disability insurance equal to 60% of base salary at no cost to the employee; in 2008, the minimum salary level was $150,000 per year. All named executive officers were covered under this plan.

  •
  Personal Liability Insurance.  We provide personal liability insurance with a coverage limit of $10 million to each of the named executive officers. The IRS treats the premium value of this personal liability insurance as income to the executive and the executive pays the related taxes.

  •
  Post-Retirement Welfare Benefits.  Executive officers may also receive post-employment welfare benefits, which are discussed at "Potential Payments upon Termination or Change in Control" beginning on page 53.

  •
  Tax Reimbursements.  No named executive officer received a tax reimbursement in 2008.

        Registrant Contributions to Defined Contribution Plans.    The amounts shown in column (c) of Supplementary Table 7 include Company-matching contributions to two savings plans, the 401-K Plan and the Excess Plan Savings Benefit. In 2008, the matching contributions to the 401-K Plan were: for Mr. Carey, $11,870; for Mr. Doyle, $9,385; for Mr. Churchill, $9,975; for Mr. Palkovic, $9,615 and for Mr. Hunter, $9,665. In 2008, the matching contributions to the Excess Plan Savings Benefit were for Mr. Carey, $250,855; for Mr. Doyle, $24,001; for Mr. Churchill, $90,512; for Mr. Palkovic, $48,001 and for Mr. Hunter, $47,034.

        Other.    The amounts shown in column (d) of Supplementary Table 7 include the value of complimentary DIRECTV programming and Company-matching amounts made for the CEO's charitable contributions.

  •
  Complimentary Programming.  We provide all full-time employees with complimentary DIRECTV programming (including home installation) for TOTAL CHOICE Premier, local channels and a variety of premium programming packages and channels. The named executive officers also receive a DIRECTV HD DVR, all other channels (including all subscription channels and HD), local channels, all sports, music and special events, two pay-per-view movies per month and a subscription to "DIRECTV-The Guide." Mr. Carey's complimentary programming is valued at $10,414. The IRS does not treat complimentary programming as income for employees or for the executives.

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  Matching Charitable Contributions.  All employees, executives and members of the Board of Directors are eligible to participate in our Charitable Gift Matching Program, which is discussed further on page 60. As a member of the Board of Directors, matching contributions of $20,000 for Mr. Carey are considered "payments and promises of payments pursuant to director legacy programs and similar charitable award programs" and are disclosed in the 2008 Summary Compensation Table in column (h), All Other Compensation, and again in column (d), Other, in the Supplementary Table 7.

2008 Grants of Plan-Based Awards

        The 2008 Grants Of Plan-Based Awards Table and the notes following the table provide information about 2008 grants of plan-based awards including awards made under the Bonus Plan for 2008 and the award of RSUs and stock options under the 2004 Stock Plan.

2008 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards (i)($)
Name (a)	Grant Date (b)	Threshold (c) ($)	Target (d) ($)	Maximum (e) ($)	Threshold (f) (#)	Target (g) (#)	Maximum (h) (#)
Chase Carey	2/8/08	0	3,456,000	10,000,000
Patrick Doyle	2/8/08	0	325,000	650,000
Bruce Churchill	2/8/08	0	1,256,000	2,512,000
Michael Palkovic	2/8/08	0	640,000	1,280,000
Larry Hunter	2/8/08	0	584,000	1,168,000
Chase Carey	N/A				0	0	0	0
Patrick Doyle	2/8/08				0	30,000	37,500	693,900
Bruce Churchill	2/8/08				0	60,000	75,000	1,387,800
Michael Palkovic	2/8/08				0	55,000	68,750	1,272,150
Larry Hunter	2/8/08				0	55,000	68,750	1,272,150

        Stockholders approved the Bonus Plan and 2004 Stock Plan in 2004 and approved amendments to both plans in 2007. We use the annual bonuses to focus the executive's decisions and actions on financial and operating results over the course of the year. We use long-term incentive programs to promote the long-term growth of the Company. To focus on enhancing stockholder value, we denominate and pay long-term incentive awards in shares of Common Stock. At the Committee's discretion, final RSU awards may be paid in cash in lieu of stock. Executives earn these shares based on achievement of pre-established long-term goals (or fewer shares if the goals are partially achieved). By increasing the market price per share for all stockholders over the long term, the executives also increase the value of their own stock grants.

        Estimated Future Payouts Under Non-Equity Incentive Plan Awards.    The amounts shown in columns (c), (d) and (e) are the potential annual bonus amounts that were applicable for 2008 under the Bonus Plan. The performance period was January 1 to December 31, and bonuses were actually paid in 2009. The Bonus Plan provides bonuses based on the Company's performance in relation to pre-established objectives and individual named executive officer performance for the year. The target value of an executive's bonus is based on the percentage of base salary established in each executive's employment agreement or by the Committee. Achieving target level performance provides a target level bonus; performance that is below target reduces the final bonus, while performance above target increases the bonus. The Committee uses the performance measure to set the maximum funding amount as determined under the Bonus Plan. We do not pay interest or earnings on the bonuses to the executive officers either before or after payment of the bonuses. The 2008 performance measure and the maximum funding formulas are discussed on page 21. The amounts actually earned and paid to the executive officers under the Bonus Plan for 2008 are shown in the 2008 Summary Compensation Table in column (f) on page 39.

        Estimated Future Payouts Under Equity Incentive Plan Awards.    The amounts shown in columns (f), (g) and (h) represent long-term performance-based RSUs granted in 2008 under the 2004 Stock Plan. Because Mr. Carey's RSU and stock option grants in 2007 were considered multi-year grants, no additional grant was made to him in 2008. For the named executive officers, other than the CEO, the 2008-2010 RSUs were granted with a performance period of January 1, 2008 to December 31, 2010. The 2008-2010 RSU performance measures, targets, performance ranges and performance payout factors are shown in Supplementary Tables 3 and 4 on page 24. The maximum number of RSUs that may be earned based on final performance is 125% of the RSUs granted.

        Performance-Based RSUs.    Performance-based RSUs are conditional awards of stock and the value of each RSU is equal to the fair market value of a share of Common Stock. RSUs allow the combination of (i) performance factors that affect the number of shares earned and (ii) stock price that affects the value of the final award.

        The RSU program generally has a three-year performance measurement period to motivate the achievement of business goals over a longer term than the annual Bonus Plan. A new three-year performance plan is established and RSUs are granted each year to participants other than the Chief Executive Officer, resulting in three such plans operating concurrently at any one time after the first two years. The performance factors and the specific levels of achievement that need to be attained to earn the RSUs are determined when RSUs are granted. No stock is issued until (i) the performance measurement period is completed, (ii) the Committee determines the actual level of performance, and (iii) the Committee determines the number of RSUs to be converted one-for-one into shares of Common Stock to be issued to each executive.

        The number of RSUs granted to an executive officer each year is determined by reference to a grant table. The Committee requested the Consultant to develop a table of long-term incentive grant values based on survey data and using an executive's base salary and level (e.g., executive vice president). Management divided these values by an average price per share and, from that information, proposed a target number of shares to be granted, as well as a range above and below that target number to provide additional flexibility in the number of RSUs granted to an executive. The table was updated in February 2007 to use the average stock market price for a period ending December 31, 2006, which had increased significantly since stockholders approved the plan in 2004. The stock price is monitored periodically to determine if adjustments to the target number of shares to be granted are needed.

        Grant Date Fair Value of Stock and Option Awards.    The amounts shown in column (i) represent the fair value on the grant date of the 2008 stock-based RSU awards computed in accordance with SFAS No. 123R. The RSUs in column (g) were granted on February 8, 2008 and are valued in column (i) at the $23.13 per share closing stock price of the Common Stock on that date. During 2008, there were no modifications to any current or previous stock awards made to the named executive officers.

        The following Supplementary Table 8 compares the fair value on the grant date in 2008 to the Stock Awards and Option Awards financial expense in the 2008 Summary Compensation Table, in columns (d) and (e), respectively on page 39. The current market value of all outstanding stock awards as of December 31, 2008 is found in the 2008 Outstanding Equity Awards At Fiscal Year-End Table on page 47.

SUPPLEMENTARY TABLE 8—DETAILS OF STOCK AWARD EXPENSE

Name (a)	Grant Year (b)	Grant Type (c)	Number of Shares Granted (#) (d)		Grant Date Value ($) (e)	2008 Expense ($) (f)
Chase Carey	2007	Option	1,209,400	(1)	10,000,617	2,961,348
	2007	RSU	428,900	(1)	9,620,227	3,504,969

Total 2008 Expense						6,466,317
Patrick T. Doyle	2008	RSU	30,000	(1)	693,900	252,811
	2007	RSU	25,000	(1)	599,250	266,866
	2006	RSU	30,000	(2)	407,100	116,159

Total 2008 Expense						635,836
Bruce B. Churchill	2008	RSU	60,000	(1)	1,387,800	505,622
	2007	RSU	50,000	(1)	1,198,500	533,732
	2006	RSU	60,000	(2)	814,200	232,318

Total 2008 Expense						1,271,672
Michael W. Palkovic	2008	RSU	55,000	(1)	1,272,150	463,487
	2007	RSU	47,500	(1)	1,138,575	507,045
	2006	RSU	55,000	(2)	746,350	212,959

Total 2008 Expense						1,183,491
Larry D. Hunter	2008	RSU	55,000	(1)	1,272,150	463,487
	2007	RSU	47,500	(1)	1,138,575	507,045
	2006	RSU	55,000	(2)	746,350	212,959

Total 2008 Expense						1,183,491

(1)
Includes RSUs and stock options shown in the 2008 Outstanding Equity Awards at Fiscal Year-End Table on page 47.

(2)
Includes RSUs shown in the 2008 Option Exercises and Stock Vested Table on page 49.

Agreements with Executive Officers

Employment Agreement with the Chief Executive Officer of the Company

        Term.    The term of the agreement is from August 9, 2007 through December 31, 2010. Mr. Carey has agreed to work full time for the Company during the term of his employment, subject to continued service on specified boards.

        Base Salary.    Mr. Carey receives a base salary of $2,222,000 per year, subject to annual cost of living adjustments. His 2008 salary is shown in Supplementary Table 5 on page 26.

        Annual Cash Bonus.    Mr. Carey is eligible to receive an annual performance bonus. The target annual bonus is 150% of his base salary for the applicable year. The Committee determines the amount of this bonus annually, in accordance with, and upon satisfaction of the standards contained in the Bonus Plan.

        Restricted Stock Units.    The Committee authorized the grant to Mr. Carey of 428,900 RSUs in August 2007. These RSUs vest at the end of his current employment agreement, which is December 31, 2010, and may be increased by up to 25% if the performance goals are exceeded, and are subject to downward adjustment based on the Company's achievement of certain performance standards established at the time of grant or otherwise in the Committee's discretion.

        Stock Options.    The Committee authorized the grant to Mr. Carey of 1,209,400 stock options in August 13, 2007, with the exercise price of $22.43 per share, which was the closing stock market price on that date. These options vest and become exercisable one-third per year on each of December 31, 2008, 2009 and 2010. The options expire August 13, 2017.

        Noncompetition and Confidentiality.    Mr. Carey has agreed not to compete with the Company during the term of his employment and for 12 months thereafter. He has also agreed, during the term of his employment and for 12 months thereafter, not to induce or solicit any executive, professional or administrative employee of the Company or its affiliates to leave such employment. Further, Mr. Carey is required to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company.

        Termination.    The terms and conditions for compensation upon termination of employment are summarized in the section "Potential Payments upon Termination or Change in Control" beginning on page 53.

Other Employment Agreements with Named Executive Officers

        We have entered into employment agreements with each of the other named executives. The material terms of these agreements are:

        Term.    The term of each agreement with Messrs. Churchill and Hunter is from January 1, 2007 through December 31, 2009. The term of Mr. Palkovic's agreement is from October 5, 2007 through December 31, 2010. The term of Mr. Doyle's agreement is October 30, 2008 through December 31, 2011.

        Base Salary.    The 2008 base salaries for the executives are shown in Supplementary Table 5 on page 26. Base salaries are subject to increase at the discretion of the Company, commensurate with the other senior executives of the Company, with the actual salary increase subject to the Committee's approval.

        Annual Cash Bonus.    The target bonus percentage of each officer's base salary for the applicable year is shown in Supplementary Table 5 on page 26. Each of these executive officers is eligible to receive an annual performance bonus, payable in cash, subject to the recommendation of the Chief Executive Officer and the Committee's approval in accordance with, and upon satisfaction of, the standards contained in the Bonus Plan.

        Restricted Stock Units.    The numbers of RSUs granted to the named executive officers, other than Mr. Carey, in 2008 are shown in 2008 Grants of Plan-Based Awards on page 43 and Supplementary Table 5 on page 26. The number of RSUs granted to each of these executive officers is determined annually and the RSUs will vest three years after grant, subject to the performance standards established at the time the RSUs are granted. Under the agreements, annual grants will be commensurate with the other senior executives of the Company and, at grant, are expected to have a fair market value at least equal to each executive's base salary.

        Noncompetition and Confidentiality.    Each executive officer has agreed not to compete with the Company during the term of his employment agreement and for 12 months thereafter. Each executive officer has also agreed not to induce or solicit any executive, professional or administrative employee of the Company or its affiliates to leave such employment during the term of his employment and for 12 months thereafter. Further, each executive officer is required to maintain the confidentiality of certain information of the Company and not to use such information except for the benefit of the Company.

        Termination.    The terms and conditions for compensation upon termination of employment are summarized in the section "Potential Payments upon Termination or Change in Control" beginning on page 53.

Outstanding Equity Awards at Fiscal Year-End

        This table and the notes following provide information on all equity awards granted to the named executive officers that were outstanding as of the end of 2008.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised Options (#) Exercisable (b)	Number of securities underlying unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Option Value at Year-End ($) (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (g)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit or Other Rights that Have Not Vested ($) (h)
Chase Carey	202,314		15.69	9/6/09	1,460,707
	561,982		15.69	11/15/09	4,057,510
	561,982		23.41	5/1/10	0
	134,876		23.93	8/1/10	0
	146,115		18.50	8/30/11	644,367
	6,744		15.69	10/9/12	48,692
	403,133	806,267	22.43	8/13/17	580,512
						536,125	(1)	12,282,264

Totals	2,017,146	806,267			6,791,788	536,125		12,282,264
Patrick T. Doyle	45,000		41.06	2/26/10	0
	120,000		34.01	6/2/10	0
	50,000		27.37	2/2/11	0
	50,000		20.45	6/23/11	123,000
						30,000	(2)	687,300
						37,500	(3)	859,125

Totals	265,000	0			123,000	67,500		1,546,425
Bruce B. Churchill	0	0	N/A	N/A	N/A
						60,000	(2)	1,374,600
						75,000	(3)	1,718,250

Totals	0	0			0	135,000		3,092,850
Michael W. Palkovic	24,000		41.06	2/26/10	0
	45,000		34.01	6/2/10	0
	32,000		27.37	2/2/11	0
	24,000		20.45	6/23/11	59,040
						57,000	(2)	1,305,870
						68,750	(3)	1,575,063

Totals	125,000	0			59,040	125,750		2,880,933
Larry D. Hunter	75,000		41.06	2/26/10	0
	300,000		34.01	6/2/10	0
	75,000		27.37	2/2/11	0
	75,000		20.45	6/23/11	184,500
						57,000	(2)	1,305,870
						68,750	(3)	1,575,063

Totals	525,000	0			184,500	125,750		2,880,933

(1)
Performance-based RSUs granted in August 2007 with a performance period of January 1, 2008 to December 31, 2010; the number of shares is shown at the maximum payout level because the current cumulative performance is between target and maximum performance levels. At target performance levels, the number of shares would be 428,900.

(2)
Performance-based RSUs granted in 2007 with a performance period of January 1, 2007 to December 31, 2009; the number of shares is shown at the maximum payout level because the current cumulative performance is between target and maximum performance levels. At target performance levels, the number of shares would be: for Mr. Doyle, 25,000; for Mr. Churchill, 50,000; for Mr. Palkovic, 47,500 and for Mr. Hunter, 47,500.

(3)
Performance-based RSUs granted in 2008 with a performance period of January 1, 2008 to December 31, 2010; the number of shares is shown at the maximum payout level because the current cumulative performance is between target and maximum performance levels. At target performance levels, the number of shares would be: for Mr. Doyle, 30,000; for Mr. Churchill, 60,000; for Mr. Palkovic, 55,000 and for Mr. Hunter, 55,000.

        Columns (b), (c), (d), (e) and (f) show information for stock options that remain exercisable. Since 2004, only the Chief Executive Officer has been granted stock options.

        Column (g) shows outstanding RSU grants whose three-year performance periods are still in progress and not yet ended.

        The values of the stock options are shown in column (f) and the values of the unvested RSUs are shown in column (h) based on the $22.91 per share closing stock price on December 31, 2008. The actual value of each stock option and RSU grant varies with the market price of the underlying stock and, for RSUs, also with the Company's performance against the targets, until the RSU grant vests and the underlying stock is issued.

        The information in columns (f) and (h) of this table are related to the information in the 2008 Summary Compensation Table in columns (e) and (d) respectively, on page 39. All outstanding awards at year-end are shown in columns (f) and (h) of this table at the market closing price of $22.91 per share on December 31, 2008, while the Stock Awards and Option Awards values shown in the 2008 Summary Compensation Table columns (d) and (e) respectively, on page 39, represent the aggregate dollar amounts recognized for financial statement reporting purposes in 2008 in accordance with SFAS No. 123R. For a comparison of the two sets of values, see Supplementary Table 8 on page 45.

        The vesting dates for the unvested RSUs and stock options are in Supplementary Table 9.

SUPPLEMENTARY TABLE 9—VESTING DATES OF UNVESTED STOCK UNITS

Name (a)	Grant Type (b)	Grant Date (c)	Performance Period (d)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights that Have Not Vested (#) (e)	Vesting Date (f)
Chase Carey	RSU	8/13/2007	2008-2010	428,900	12/31/10
	Option	8/13/2007	2007-2017	808,267	One-half of options vest on each of 12/31/2009 and 12/31/2010
Patrick T. Doyle	RSU	2/8/08	2008-2010	30,000	12/31/10
	RSU	2/6/07	2007-2009	25,000	12/31/09
Bruce B. Churchill	RSU	2/8/08	2008-2010	60,000	12/31/10
	RSU	2/6/07	2007-2009	50,000	12/31/09
Michael W. Palkovic	RSU	2/8/08	2008-2010	55,000	12/31/10
	RSU	2/6/07	2007-2009	47,500	12/31/09
Larry D. Hunter	RSU	2/8/08	2008-2010	55,000	12/31/10
	RSU	2/6/07	2007-2009	47,500	12/31/09

        Column (e) of Supplementary Table 9 shows, for RSUs, the number of shares granted on the grant date without regard to future performance levels, while column (g) of the 2008 Outstanding Equity Awards At Fiscal Year-End shows the same grants with the number of shares adjusted for the cumulative performance levels as of December 31, 2008.

        Column (f) of Supplementary Table 9 shows the vesting dates, which are the dates that the related RSU performance periods end, or, for Mr. Carey's stock option grant, the dates when options become exercisable. Mr. Carey's RSU and stock option grants may vest earlier on the date of termination of employment, if such termination occurs before the vesting date and is due to death, "disability", involuntary termination without "cause" or resignation due to "effective termination", the latter three terms as defined on page 53.

2008 Option Exercises and Stock Vested

        This table and the notes following provide additional information regarding the compensation realized by the executives in 2008 due to the exercise of options and the acquisition of shares upon the vesting and distribution of RSUs.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name of Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Chase Carey	269,751	2,830,714	0	0
Patrick T. Doyle	66,000	727,701	28,560	606,329
Bruce B. Churchill	0	0	57,120	1,212,658
Michael W. Palkovic	18,000	230,580	52,360	1,111,603
Larry D. Hunter	30,000	202,098	52,360	1,111,603

        For Mr. Carey, the values in columns (b) and (c) represent stock options exercised in 2008 pursuant to pre-established option exercise programs intended to comply with the requirements of SEC Rule 10b5-1, with respect to stock options expiring in 2008.

        Vested stock awards in column (d) are from the 2006-2008 RSU grants and are valued in column (e) at the $21.23 per share closing market price on February 19, 2009 when the Committee approved the issuance of the shares. Mr. Carey did not receive a 2006-2008 RSU grant.

2008 Pension Benefits

        Pension Plans.    We provide an employee pension program with pension values allocated between two components: the tax-qualified Pension Plan and the Excess Pension Benefit Plan, or Excess Plan, which is a non-qualified supplemental pension benefit. The Excess Plan is a benefit restoration plan, designed to replace pension benefits that are reduced or otherwise limited by IRS rules for the Pension Plan. Eligibility and benefit formulas in both plans are the same for employees and executives. All employees whose compensation or pension benefit exceeds legislated limits on the Pension Plan automatically participate in the Excess Plan. In the pension benefit formulas, the maximum benefit amount permitted by applicable law and regulations is allocated to and paid from the Pension Plan and the balance is paid from the Excess Plan.

        The pension plans are the primary element of compensation in which the Company provides compensation based on an employee's length of service or tenure. Length of service for the executive officers is calculated on the same basis as all other employees. Pension benefits are determined, in part, using the employee's actual age and years of benefit service. In the Excess Plan, as a practice, the Company does not provide additional years of age or benefit service and no named executive officer has been credited with additional years of age or benefit service.

        The 2008 Pension Benefits Table and the notes following the table provide additional information regarding each named executive officer's participation in the Company's pension plans and the present value of those benefits. The assumed retirement age is the earlier of the normal retirement age defined in the plan, age 65, and the earliest unreduced retirement age where applicable (participants under the Non-Contributory Benefit and the Retirement Growth Benefit are eligible to retire early beginning at age 55 after attaining one year of service with the Company). No pre-retirement decrements are used in these calculations. The benefit values were determined assuming that the named executive officers will continue to earn the same amount of salary and bonus compensation as reported in the 2008 Summary Compensation Table until retirement.

        Refer to Note 11: Pension and Other Postretirement Benefit Plans of the Notes to the Consolidated Financial Statements of our Form 10-K for the fiscal year ended December 31, 2008, for a discussion of the assumptions made in the valuation of the amounts shown in column (d).

2008 PENSION BENEFITS

Name (a)	Plan name (b)	Number of years of credited service (#) (c)	Present Value of Accumulated Benefit ($) (d)
Chase Carey	Pension Plan	5	63,788
Chase Carey	Excess Pension Benefit Plan	5	1,217,101
Patrick T. Doyle	Pension Plan	15	268,963
Patrick T. Doyle	Excess Pension Benefit Plan	15	733,711
Bruce B. Churchill	Pension Plan	5	56,807
Bruce B. Churchill	Excess Pension Benefit Plan	5	409,160
Michael W. Palkovic	Pension Plan	11	171,768
Michael W. Palkovic	Excess Pension Benefit Plan	11	826,708
Larry D. Hunter	Pension Plan	14	378,976
Larry D. Hunter	Excess Pension Benefit Plan	14	2,006,277

        Participation of the Named Executive Officers.    There are three benefit formulas in the plans, which are discussed in Benefit Formulas below. No named executive officer participates in the Contributory Benefit. Messrs. Doyle, Palkovic and Hunter participate in the Non-Contributory Benefit, but will receive the greater of the benefit under the Non-Contributory Benefit or the Retirement Growth Benefit. Messrs. Carey and Churchill participate only in the Retirement Growth Benefit. Messrs. Carey and Hunter are currently eligible to retire early under both the Pension Plan and the Excess Plan. No payments from either plan were made to a named executive officer in 2008.

        Pensionable Compensation.    In the Pension Plan and the Excess Plan, benefits are determined using base salary and annual bonuses, which means that the value of a pension depends partially on achievement of business goals. Both Plans exclude from consideration the value of stock awards and all other long-term incentive awards. There is no double counting of compensation between the Pension Plan and the Excess Plan.

        Retirement Age.    The plans assume that an employee's retirement age is the earliest of (i) the normal retirement age defined in the plan, (ii) age 65, or (iii) the earliest age when an employee has earned an unreduced retirement benefit. The plans also provide for retirement at earlier age and service levels, but the benefit is reduced.

        Benefit Formulas.    There are three benefit formulas provided by the Pension Plan and the Excess Plan. Eligibility for a specific formula depends on the employee's date of hire. The three benefit formulas consist of:

  (i)
  a Contributory Benefit that was available to employees hired prior to August 2, 1990, who elected to participate, contribute and remain in this benefit (no named executive officer is eligible for this Contributory Benefit),

  (ii)
  a final average pay Non-Contributory Benefit for employees hired on or after August 2, 1990, but before December 1, 2001, and

  (iii)
  a cash balance benefit called the Retirement Growth Benefit, which was established December 1, 2001 for employees hired after November 30, 2001.

        Employees who were participants in the Non-Contributory Benefit as of December 1, 2001, will receive the better of that benefit or the Retirement Growth Benefit.

        The Contributory Benefit formula is not discussed further because no named executive officer is eligible for that benefit.

        The Non-Contributory Benefit is a final average pay benefit using the highest five out of the last 10 years of pensionable compensation. The Company calculates benefits as a percentage of final average monthly pay up to 35 years (and a lesser percentage after 35 years) minus an offset for Social Security. The resulting number is a monthly life annuity payable at Social Security Normal Retirement Age, or SSNRA, (which is 65, 66 or 67 depending on the year of birth). For early retirement within three years before the employee's SSNRA, this benefit is not reduced if the employee has at least ten years of continuous service on or prior to separation from service, otherwise, the benefit is reduced. The Company uses actuarial conversion factors to determine the benefit under different payment options; see Forms of Benefit Payments.

        The Retirement Growth Benefit provides an account-balance benefit based on (a) a percentage of pensionable compensation and (b) interest. The percentage of pensionable compensation increases by years of vesting service up to the maximum 4% per year in the employee's sixth year of service; however, for employees hired before December 1, 2006, the percentage is 4% per year. The formula provides an amount payable as a lump sum. The Company uses actuarial conversion factors to determine the benefit under different payment options.

        Forms of Benefit Payments.    The forms of benefit payments are identical in both the Pension Plan and the Excess Plan, although employees may elect a different form in each plan. Participants who terminate or retire may withdraw plan benefits in a lump sum, a single life annuity, various joint and survivor annuities, various periods certain and a 10-year period certain and continuous. The lump sum, 5- and 10-year period certain payments from the Pension Plan may be rolled over into another qualified retirement plan; no portion of the Excess Plan may be rolled over into another qualified retirement plan.

2008 Nonqualified Deferred Compensation

        We provide a 401-K Plan, an Excess Savings Plan and, through 2006, we also provided the Executive Deferred Compensation Plan. These savings plans are sometimes referred to as "deferred compensation plans" because by contributing a percentage of their compensation to the savings plans, employees defer receipt of that money until the date they withdraw their savings balances. The Excess Savings Plan is a benefit restoration plan, designed to replace savings benefits that are reduced or otherwise limited by IRS rules for the 401-K Plan.

        This table and the notes following provide additional information regarding each named executive officer's participation in these savings plans.

 2008 NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Plan Name (b)	Executive Contributions in Last FY ($) (c)	Registrant Contributions in Last FY ($) (d)	Aggregate Earnings in Last FY ($) (e)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FYE ($) (g)
Chase Carey	Excess Savings Plan	688,564	250,855	(1,476,587)	—	3,551,791
Patrick T. Doyle	Excess Savings Plan	69,604	24,001	(222,414)	—	614,080
Bruce B. Churchill	Excess Savings Plan	175,542	90,512	(508,076)	—	745,881
Michael W. Palkovic	Excess Savings Plan	131,689	48,001	(115,206)	—	249,195
Larry D. Hunter	Excess Savings Plan	128,948	47,034	(482,616)	—	1,063,160
	Executive Deferred Compensation Plan	0	0	58,598	—	1,115,324

        Savings Plans.    The 401-K Plan is a tax-qualified broad-based employee savings plan that also has an after-tax savings feature. Employees may contribute up to 12% of base salary and annual bonuses up to dollar limits established annually by the IRS. We match 100% of employee contributions up to the first 4% contributed by the employee. The Company-matching contributions vest after three years of service. Employees may invest their contributions in a variety of funds, including a Company stock fund. Withdrawals from the 401-K Plan are permitted as provided by applicable regulations.

        The Excess Savings Plan is a non-qualified pre-tax savings plan subject to Section 409A of the Code that is provided for employees whose base salary and annual bonuses exceed the limits established by the IRS on compensation and benefits for the 401-K Plan. Employee contributions to the Excess Savings Plan begin only when the employee has contributed the maximum possible amount permitted by the Code to the 401-K Plan. The Excess Savings Plan has many features that mirror the 401-K Plan including contribution rates, matching and vesting. Employees may invest their contributions into the same funds that are available in the 401-K Plan, however, no actual monies are invested in these funds (to avoid tax consequences that conflict with the pre-tax nature of this Plan), and, thus, these investments are referred to as "notional investments." The value of the notional investments in the employee's account increase and decrease with the value of the selected fund. The Excess Savings Plan permits daily transfers of amounts among the available notional investments except for the DIRECTV Stock Fund, where trades are restricted to open trading periods. To the extent that the notional investment gains exceed employee contributions at the date of distribution, the Company pays the increase in value. The Excess Savings Plan permits distributions following termination of employment as a lump sum and as annual installment payments.

        The Executive Deferred Compensation Plan for senior executives is a non-qualified pre-tax savings plan subject to Section 409A of the Code. The Executive Deferred Compensation Plan was amended effective December 31, 2006, to bar all future contributions. The plan will continue to be administered until all account balances are withdrawn by executives upon termination of employment or retirement. Previous contributions from base salary and bonuses earn interest at a rate that is fixed annually and approximates 120% of 10-year Treasury Note rates. The Executive Deferred Compensation Plan permits distributions following termination of employment as lump sum or annual installment payments.

        Executive Contributions.    The amounts shown in column (c) represent compensation that was earned in 2008 and that the named executive officers elected to save into the Excess Savings Plan. The amounts shown in column (c) that came from 2008 base salary and the 2008 bonus paid in early 2009 are included in the 2008 Summary Compensation Table, columns (c) and (f), respectively, on page 39.

        Company-Matching Contributions.    The amounts shown in column (d) represent Company-matching contributions to the Excess Savings Plan. The amounts shown in this column are included in the amounts shown in the 2008 Summary Compensation Table, column (h) on page 39 and the Supplementary Table 7, column (c) on page 41.

        Earnings.    The amounts shown in column (e) include gains or losses on notional investments in the Excess Savings Plan, interest on previous cash contributions to the Executive Deferred Compensation Plan and the change in the market value of Company stock units in the Excess Savings Plan. The interest and earnings from notional investments in this column are all at market rates and, therefore, are not included in the 2008 Summary Compensation Table, column (g) on page 39. The negative values in this column reflect losses during 2008 in the notional investment funds.

        Withdrawals and Distributions.    As shown in column (f), there were no withdrawals or distributions in 2008.

        Year-End Balances.    The amounts shown in column (g) represent the closing balance as of December 31, 2008 in each executive's Excess Savings Plan account, including the amounts contributed in early 2009 for the bonus earned for 2008, and for Mr. Hunter, the Executive Deferred Compensation Plan account.

Potential Payments upon Termination or Change in Control

Change of Control Agreements with Named Executive Officers

        We have no individual agreements, arrangements or other programs in which additional compensation is paid upon entering into or completing a change-in-control of the Company, nor is additional compensation or severance payable in the event of termination of employment following a change-in-control of the Company beyond amounts otherwise payable upon termination of employment.

Employment Agreements with the Named Executive Officers

        We have an employment agreement with each of the named executive officers, which contains terms and conditions of compensation upon termination of employment under various circumstances. We entered into an agreement with Mr. Doyle in 2008. We intend to comply with Sections 162(m) and 409A of the Code, as each applies to compensation payable upon and following a termination of employment of each of the named executive officers. We use "cause," "disability" and "effective termination" in the following discussion.

        "Cause" in Mr. Carey's agreement shall mean: (i) executive's willful and continued failure to perform his material duties (other than due to Disability); (ii) the commission of any fraud, misappropriation or misconduct by executive that causes demonstrable material injury to the Company; (iii) executive's conviction of, or plea of guilty or nolo contendere to, a felony; (iv) the failure by executive to comply, in any material respect, with any applicable restrictive covenants, any other undertaking set forth in his employment agreement or any other agreement executive has with the Company or any breach by executive thereof, if such failure or breach is reasonably likely to result in a demonstrable material injury to the Company, in each case, that is not cured, within 30 days of written notice from the Company or otherwise satisfactorily explained. For Messrs. Churchill, Hunter, Palkovic and Doyle, "Cause" in each executive's agreement shall mean (i) the executive is convicted of, or pleads guilty or nolo contendere, to a felony; (ii) the executive engages in conduct that constitutes continued willful neglect or willful misconduct in carrying out duties under the agreement, resulting in economic harm to or damage to the reputation of the Company; or (iii) the executive breaches any material affirmative or negative covenant or undertaking in the agreement, which breach is not substantially cured within fifteen days after written notice to the executive specifying such breach.

        "Disability" in Mr. Carey's agreement shall mean the inability to perform all of his material duties under the agreement for more than 180 days in any 360-day period because of physical or mental incapacity or illness that is reasonably likely to continue indefinitely. For Messrs. Churchill, Palkovic, Hunter and Doyle, "Disability" in each executive's agreement shall mean the inability to substantially perform the executive's duties and responsibilities for a period of 120 consecutive days.

        "Effective Termination" in Mr. Carey's agreement shall mean the occurrence of any of the following, without executive's consent, subject to the Company's right to cure: (i) executive is required to report to any person or group, other than the Board or the Board is not the Board of Directors of a public company; (ii) a reduction in executive's base salary or bonus opportunity; (iii) the assignment of duties inconsistent with, or the significant reduction of the titles, powers, duties and functions associated with, his positions, titles or offices; or (iv) the relocation of executive's principal office to a location more than 50 miles from the New York City or Los Angeles metropolitan area. For Messrs. Churchill, Palkovic, Hunter and Doyle, "Effective Termination" means the occurrence without the executive's consent of (i) a change in the executive's principal place of employment or (ii) any adverse change in the scope of job responsibilities or reporting relationship.

        The terms and conditions in Mr. Carey's employment agreement for compensation upon termination of employment are summarized as follows:

        Termination.    If Mr. Carey's employment terminates due to his death or disability, Mr. Carey (or his estate or beneficiaries) is entitled to: (i) base salary for the balance of the term of agreement and pro-rated annual bonus earned through the date of termination; (ii) 100% of the RSUs granted in 2007 will vest and be distributed as of the termination date; (iii) the right to exercise any stock options granted in 2004 pursuant to the 2004 Stock Plan until the earlier of 12 months following the date of termination or the expiration date of the options, and (iv) immediate vesting of stock options granted in 2007, which shall remain exercisable until the expiration date, August 13, 2017. If we terminate Mr. Carey's employment for cause or if he resigns without effective termination, both as defined in his agreement, he is only entitled to base salary through the date of termination plus any earned but unpaid bonus for the immediately preceding fiscal year and he would forfeit all RSUs and unexercised options. If Mr. Carey's employment is terminated for any other reason, or if he resigns for effective termination, as defined in his agreement, he is entitled to: (i) an amount equal to the greater of (x) base salary and target bonus for the balance of the term of the agreement or (y) one times base salary and target bonus; (ii) 100% of the RSUs granted in 2007, which will vest and be distributed as of the termination date (subject to Sections 162(m) and 409A of the Code); (iii) the right to exercise options granted in 2004 until the earlier of 12 months following the date of termination or the expiration date of the options; and (iv) immediate vesting of options granted in 2007, which shall remain exercisable until the expiration date, August 13, 2017.

        The terms and conditions in the employment agreements for Messrs. Doyle, Churchill, Palkovic and Hunter for compensation upon termination of employment are summarized as follows:

        Termination.    If an executive's employment is terminated for cause (as defined in each agreement) or voluntary termination by the employee, he is only entitled to base salary through the date of termination and the bonus and all outstanding stock-based awards are forfeited.

        If the executive's employment terminates due to his death or disability, the executive's estate or beneficiary is entitled to (i) base salary through the date of termination, (ii) pro-rated annual cash bonus received for the fiscal year preceding the date of termination and, only for disability, (iii) the executive will continue to participate in all medical, dental, life insurance and all other employee plans and programs until the earlier of the end of the disability or the term of the agreement. Stock options for Messrs. Doyle, Palkovic and Hunter will continue to be exercisable until the earlier of the fifth anniversary of the termination date or the expiration date of the options. Mr. Churchill has no stock options. With respect to any unvested RSUs, RSUs would vest one-third for each full calendar year, subject to adjustment for Company performance and would be payable as each RSU performance period ends.

        If Mr. Doyle, Churchill, Palkovic or Hunter is terminated for any other reason, the executive is entitled to (i) base salary through the date of termination, (ii) pro-rated annual bonus for the calendar year in which employment is terminated, (iii) payment of an amount equal to the sum of current base salary and target bonus (for Mr. Churchill, the amount is one and one-half times this sum), (iv) vesting of equity awards as if the executive had remained employed through the end of the year and, if employment is terminated in December, for one additional year, subject to the terms and conditions of the equity awards, and, (v) until the later of the end of the term of the agreement or 12 months, the executive will continue to participate in medical plans, unless the executive receives earlier coverage from another employer. Stock options for Messrs. Doyle, Palkovic and Hunter will continue to be exercisable until the earlier of the fifth anniversary of the termination date or the expiration date of the options. The executive shall be entitled to these benefits also in the case of any adverse change in the scope of job responsibilities or reporting relationship, and, for Mr. Churchill, a change in the principal place of employment from New York, New York, and for Messrs. Doyle and Palkovic, a change in the principal place of employment from El Segundo, California, in each case without the consent of the executive. In consideration of Messrs. Doyle's, Palkovic's and Hunter's noncompetition and confidentiality commitments, which extend for 12 months following the termination of employment, each would receive, additionally, the sum of his base salary and target bonus valued at the date of termination of employment. In the event that the Company adopts a severance plan applicable to comparable executives that provides for payments or benefits that are more favorable to executives than the provisions of the employment agreements, then the executive will be entitled to the more favorable payments or benefits subject to the terms and conditions of such plan.

        The descriptions of each executive's employment agreement are qualified in their entirety by reference to the full agreement, which for Mr. Carey is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on August 14, 2007; for Mr. Doyle is attached as Exhibit 10.1 to the Current Report on Form 8K filed by the Company with the SEC on November 5, 2008; for Mr. Churchill is attached as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company with the SEC on February 12, 2007; for Mr. Palkovic is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on November 9, 2007; for Mr. Hunter is attached as Exhibit 10.3 to the Current Report on Form 8K filed by the Company with the SEC on February 12, 2007. These documents may be accessed through the Company's website at www.directv.com/investor or through the SEC's website at www.sec.gov.

Values of Potential Payments upon Termination of Employment as of December 31, 2008

        Potential payments upon termination of employment in the following discussion were calculated under the terms and conditions of each executive's employment agreement. If not specifically addressed in the employment agreement, then payments were determined under the terms and conditions of each of the separate compensation and benefit plan documents. All payments are subject to Sections 162(m) and 409A of the Code, as each applies to compensation payable upon and following a termination of employment of each of the named executive officers.

        Calculation Assumptions.    Benefit amounts payable from health and welfare plans and the 401K Plan that are generally available to all employees have been excluded from the following discussion. For termination for cause, Excess Savings Plan values are assumed to be derived from the executive's own savings contributions and would likely remain payable, while excess pension values are assumed to be entirely derived from Company contributions and would likely be forfeited. Benefits payable from the pension plans are shown on the 2008 Pension Benefits Table on page 50 and savings account balances other than the 401K Plan are shown in the 2008 Non-Qualified Deferred Compensation Table on page 52. For voluntary termination, unexercised stock options are cancelled immediately following the date of voluntary termination of employment. Therefore, we assume that if vested stock options held by Messrs. Carey, Doyle, Palkovic or Hunter are "in the money," that is, the market price of the stock was greater than the exercise price of the stock option, then the executive would exercise the vested stock options on the last day of employment. Stock Option and RSU values are shown in the 2008 Outstanding Equity Awards at Fiscal Year-End Table on page 47. Bonuses and RSUs paid for performance periods ending December 31, 2008, are shown in the 2008 Summary Compensation Table on page 39 and the 2008 Option Exercises and Stock Vested Table on page 49. All amounts would be payable in a lump sum except Mr. Carey has made an election to convert the Excess Pension Plan value to 60 monthly payments; Mr. Doyle has made an election to convert the Excess Pension Plan value to 60 monthly payments and the Excess Savings Plan value to five annual payments; and Mr. Hunter has made an election to convert the Excess Savings Plan value to five annual payments.

        Mr. Carey:

  •
  For termination for cause, he would receive no compensation beyond his accrued and vested savings and pension plan benefits and, for voluntary termination, the additional value of his vested stock options. Unvested stock options and RSUs would be cancelled.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $4,608,000 in respect of base salary payable over the remaining term of his employment agreement, his unvested stock options from the 2007 grants would vest (valued at $387,008 at December 31, 2008) and the 2007 RSUs would vest (valued at $9,826,099 at December 31, 2008).

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $11,520,000 in severance, his unvested stock options from the 2007 grants would vest (valued at $387,008 at December 31, 2008) and the 2007 RSUs would vest (valued at $9,826,099 at December 31, 2008).

        Mr. Doyle:

  •
  For termination for cause, he would receive no compensation beyond his accrued and vested savings and pension plan benefits and, for voluntary termination, the additional value of his vested stock options.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits and his vested stock options, he would receive a bonus of $325,000; vested RSUs (valued at $610,993 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and his medical and long-term disability benefits continued for three years are valued at $48,990 and $2,994, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $1,650,000 in severance (including the value of complying with his non-compete agreement payable after 12 months), vested RSUs (valued at $1,030,950 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and his medical benefits continued for three years are valued at $48,990.

    Mr. Churchill:

  •
  For termination for cause and for voluntary termination, he would receive no compensation beyond his accrued and vested savings and pension plan benefits.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits, he would receive a bonus of $1,350,000, vested RSUs (valued at $2,061,900 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and for disability only, his medical and long-term disability benefits continued for one year are valued at $16,330 and $998, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits, he would receive $3,597,000 in severance, vested RSUs (valued at $2,061,900 at December 31, 2008, would be payable at the scheduled dates, subject to Company performance, and his medical benefit continued for one year is valued at $16,330.

        Mr. Palkovic:

  •
  For termination for cause, he would receive no compensation beyond his accrued and vested savings and pension plan benefits, and, for voluntary termination, the additional value of his vested stock options.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits and the value of his vested stock options, he would receive a bonus of $625,000, vested RSUs (valued at $1,145,500 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and for disability only, his medical and long-term disability benefits continued for two years are valued at $32,658 and $1,997, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $2,880,000 in severance (including the value of complying with his non-compete agreement payable after 12 months), vested RSUs (valued at $1,928,258 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and his medical benefit continued for two years is valued at $32,658.

        Mr. Hunter:

  •
  For termination for cause, he would receive no compensation beyond his accrued and vested savings and pension plan benefits and, for voluntary termination, the additional value of his vested stock options.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive a bonus of $625,000, vested RSUs (valued at $1,145,500 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and for disability only, his medical and long-term disability benefits continued for one year are valued at $15,678 and $998, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $2,726,000 in severance (including the value of complying with his non-compete agreement payable after 12 months), vested RSUs (valued at $1,928,258 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and his medical benefit continued for one year is valued at $15,678.

2008 DIRECTOR COMPENSATION

        During 2008, only independent directors received compensation for serving on the Board of Directors. The two primary components of compensation for the independent directors are (i) annual cash retainers for service on the Board and its Committees and (ii) annual stock compensation.

Beginning in 2009, non-employee directors who do not qualify as independent directors will be entitled to receive annual cash retainers and annual stock compensation for serving on the Board of Directors. Non-employee directors are entitled to reimbursement for travel expenses incurred in connection with their duties as directors. In addition, all directors are eligible for complimentary DIRECTV programming and, on the same basis as employees, matching of charitable gifts. Our Certificate of Incorporation and By-Laws provide for indemnification of the Company's directors and officers and we maintain director and officer liability insurance.

        There are no separate benefit plans for directors, other than the savings plan described in this section. Directors are not eligible to participate in any compensation or benefit program for the Company's employees, except for Mr. Carey, who is an employee director. The directors have set a stock ownership guideline to retain all stock-based compensation for the duration of their term on the Board.

        Many aspects of compensation for the Company's directors are similar to those of the executives.

  •
  Directors' compensation is evaluated annually and against the same peer group of companies.

  •
  Target levels of Board and Committee compensation are approximately at the median for the peer group.

  •
  For Directors, stock-based compensation is approximately 50% of total compensation.

  •
  To assist in determining the forms and levels of director compensation, the Committee has engaged the same independent Consultant as it uses for executive compensation.

        The 2008 Director Compensation Table and the notes following the table provide information regarding compensation paid to the directors of the Company. As an employee director, Mr. Carey receives no compensation for his role as a director.

2008 DIRECTOR COMPENSATION

Name (a)	Fees earned or paid in cash ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (d)	Total ($) (e)
John Malone	0	0	6,168	6,168
K. Rupert Murdoch	0	0	35,079	35,079
Neil R. Austrian	109,182	100,176	9,445	218,803
Ralph F. Boyd, Jr.	105,012	100,176	6,551	211,739
Mark Carleton	0	0	4,545	4,545
Peter Chernin	0	0	32,838	32,838
James M. Cornelius	105,012	100,176	26,842	232,030
David F. DeVoe	0	0	31,858	31,858
Charles R. Lee	110,016	100,176	7,455	217,647
Peter A. Lund	105,012	100,176	6,955	212,143
Gregory Maffei	0	0	5,819	5,819
Nancy Newcomb	104,178	100,176	36,023	240,377
Haim Saban	90,012	100,176	16,926	207,114

        Cash Compensation.    The amounts shown in column (b) represent the cash compensation paid to the independent directors or contributed to the savings plan by the independent directors during 2008. The savings plan is discussed below.

        In 2008, the Board of Directors set the cash compensation for the independent directors as follows (the Company does not pay any compensation on a "per meeting" basis):

SUPPLEMENTARY TABLE 10—BOARD OF DIRECTORS RETAINERS

Annual Retainer	$80,000
Audit Committee Chair	$25,000
Other Committee Chair	$20,000
Audit Committee Member	$15,000
Other Committee Member	$10,000

        Stock Compensation.    The amounts shown in column (c) represent the aggregate expense recognized for financial statement reporting purposes in 2008 for all grants in accordance with SFAS 123R for the directors, but excluding estimates for forfeitures related to service based vesting conditions. Refer to Note 14: Share-Based Payment of the Notes to the Consolidated Financial Statements of our Form 10-K for the fiscal year ended December 31, 2008 for a discussion of the assumptions made in the valuation of the amounts shown in this column.

        The fair market value on the February 15, 2008 grant date of the shares paid for the directors' 2008 stock compensation was $25.49 per share, which is the closing stock price of the Common Stock on that date.

        The number of shares provided as stock compensation for the year are determined as $100,000 in value divided by the closing stock market price of the Common Stock on the date that is two days after the Company releases its earnings information for the prior year, rounded up to the next higher 10 shares. These shares are payable in a lump sum to the independent directors as soon as practicable after the grant date. Based on the $25.49 per share closing price on February 15, 2008, this calculation yielded a 2008 payment of 3,930 shares worth $100,176 payable to each independent director.

        Savings Plan.    The independent directors are eligible to participate in The DIRECTV Group, Inc. Deferred Compensation Plan for Non-Employee Directors or the Directors Deferred Compensation Plan, which is a non-qualified pre-tax savings plan. A director elects to contribute any combination of cash compensation up to 100% and stock compensation up to 100% or elect not to participate at all. Cash contributions are credited at the director's annual election either to an interest bearing account (at an interest rate that is fixed annually and approximates 10-year Treasury Note rates) or converted to RSUs; stock contributions are converted to RSUs. No portion of the interest was above market rates. The value of the RSUs increases and decreases with the market value of the Common Stock. Directors elect to have payments made as a lump sum or in up to 10 annual installments, beginning in the year following the year a director ceases to serve on the Board.

        All Other Compensation.    In this table and the discussion following, we identify the nature and value of all other compensation earned by the directors, other than Mr. Carey, as shown in column (d) of the 2008 Director Compensation Table on page 58.

SUPPLEMENTARY TABLE 11—BOARD OF DIRECTORS—ALL OTHER COMPENSATION

Name (a)	Tax Reimbursements ($) (b)	Payments and Promises of Payments Pursuant to Director Legacy Programs and Similar Charitable Award Programs ($) (c)	Other ($) (d)	Total ($) (e)
John Malone	2,899	0	3,269	6,168
K. Rupert Murdoch	4,737	25,000	5,342	35,079
Neil R. Austrian	3,029	3,000	3,416	9,445
Ralph F. Boyd, Jr.	3,079	0	3,472	6,551
Mark Carleton	2,136	0	2,409	4,545
Peter Chernin	3,684	25,000	4,154	32,838
James M. Cornelius	3,216	20,000	3,626	26,842
David F. DeVoe	3,223	25,000	3,635	31,858
Charles R. Lee	3,504	0	3,951	7,455
Peter A. Lund	3,269	0	3,686	6,955
Gregory Maffei	2,735	0	3,084	5,819
Nancy Newcomb	2,831	30,000	3,192	36,023
Haim Saban	7,955	0	8,971	16,926

        Tax Reimbursements and Other.    Each director receives complimentary DIRECTV service and selects any programming provided by DIRECTV. The IRS requires the value of the programming to be reported as taxable income for each director. To maintain the complimentary intent of this program, a cash payment is made to each director such that, after taxes, there would be no expense to the director. Column (d) entitled "Other" represents the value of complimentary DIRECTV programming, while column (b) entitled "Tax Reimbursements" reflects the cash payment made to offset the taxable value of the complimentary DIRECTV programming.

        Payments and Promises of Payments Pursuant to Director Legacy Programs and Similar Charitable Award Programs.    Members of the Board of Directors along with all active full-time employees are eligible for the Charitable Matching Gift Program in which the Company will match dollar for dollar gifts in any calendar year under guidelines applicable to both employees and directors. For Messrs. Austrian and Lee, the maximum charitable gifts were made in 2008 and the corresponding Company match was paid or accrued in 2009. In addition to matching charitable contributions, the Company made direct contributions to qualifying charities in which certain directors are active. Charitable contributions are shown in Supplementary Table 11, column (c). Mr. Carey is eligible to participate in the Charitable Matching Gift Program; matching gifts on behalf of Mr. Carey are reported in column (h) of the 2008 Summary Compensation Table on page 39.

        Supplementary Table 12 lists the aggregate number of stock options outstanding for each director (other than Mr. Carey) as of December 31, 2008. There are no other outstanding stock awards for the directors as of December 31, 2008.

SUPPLEMENTARY TABLE 12—BOARD OF DIRECTORS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name (a)	Grant Date (b)	Number of securities underlying unexercised Options (#) Exercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Option Value at Year-End ($) f)
John Malone, K. Rupert Murdoch, Neil R. Austrian, Ralph F. Boyd, Jr., Mark Carleton, Peter F. Chernin, David F. DeVoe, Charles R. Lee, Gregory Maffei, Nancy Newcomb, Haim Saban	N/A	0	N/A	N/A	N/A
James M. Cornelius	4/1/00	4,998	40.92	4/2/10	0
	2/1/01	2,777	27.37	2/1/11	0
Peter A. Lund	1/7/02	5,000	16.54	1/8/12	31,850

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by 17 CFR §229.402(b). Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A for the Annual Meeting of Stockholders to be held June 2, 2009.

                      CHARLES R. LEE, CHAIR
                       NEIL R. AUSTRIAN
                       PETER A. LUND
                       HAIM SABAN

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        During 2008, four persons served as members of the Compensation Committee for the entire year: Charles R. Lee, Chair, Neil R. Austrian, Peter A. Lund and Haim Saban. Each member of the Compensation Committee has been determined by the Board to be an "independent director" as defined in the By-Laws and the applicable rules of the NASDAQ.

 EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders(3)	44,866,607	$29.38	31,192,605
Equity compensation plans not approved by security holders	0	0	0
Total	44,866,607	$29.38	31,192,605

(1)
More detailed information regarding outstanding option grants and RSU awards is provided in Note 14: Share-Based Payments of the Notes to the Consolidated Financial Statements in the 2008 Form 10-K which is included in the Annual Report that is being provided to stockholders with this proxy statement.

(2)
The number of securities to be issued upon exercise of outstanding options, warrants and rights and weighted-average exercise price of awards issued under plans approved by stockholders includes 7,697,440 RSUs that had not vested as of year-end but the weighted-average exercise price in Column (b) is for options only. RSUs are time-based and Company performance-based awards and do not require any payment by the grantee to the Company. The weighted-average grant-date fair value of all unvested RSUs at December 31, 2008 was $20.25.

(3)
Plans adopted prior to the split-off of the Company from General Motors Corporation, or GM, were approved by GM as the sole stockholder of the Company. The DIRECTV Group, Inc. 2004 Stock Plan was approved by the Company's stockholders at the 2004 Annual Meeting and The DIRECTV Group, Inc. Amended and Restated 2004 Stock Plan was approved by the Company's stockholders at the 2007 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In connection with the acquisition by News Corporation of its interest in the Company as part of the split-off of the Company from General Motors Corporation, or GM, in 2003, the certificate of incorporation and by-laws of the Company were amended to provide that the Audit Committee shall have the sole authority to review, consider and pass upon any transaction by the Company and its subsidiaries that the Audit Committee determines is a related party transaction. The process for this review is also discussed in the Audit Committee Charter which may be accessed on the Company's website at www.directv.com/investor. The Audit Committee has adopted policies and procedures for related party transactions. Prior to the Liberty Transaction, certain matters involving News Corporation or its subsidiaries have been considered by the Audit Committee. As a result of the Liberty Transaction, transactions with News Corporation and its Affiliates are no longer considered to be related-party transactions. Subsequent to the Liberty Transaction, transactions with Liberty and its Affiliates have been subject to review pursuant to the policies and procedures of the Audit Committee. As a result of its review, the Audit Committee approved or ratified several transactions which are described below.

Transactions between the Company and News Corporation and its Subsidiaries

        Prior to the acquisition of its interest in the Company, in December 2003, News Corporation and its subsidiaries were engaged in a broad range of relationships with the Company and its subsidiaries. To the extent that those relationships were documented in agreements executed prior to that time and continue, the Company believes that the terms and conditions of all such arrangements were negotiated as arm's length transactions with an unaffiliated entity and are fair and reasonable.

        Relationships with News Corporation and its affiliates prior to the consummation of the Liberty Transaction are in the following areas:

        Obligations and Rights Arising out of the News Transactions:    As part of the transactions by which News Corporation acquired its interest in the Company, or the News Transactions, the Company is party to several agreements with News Corporation and with GM. Among other things, under the transaction agreements, each of GM, News Corporation and the Company provides limited indemnification for certain claims that could arise from the completion of the News Transactions. There are also agreements between the Company and News Corporation regarding certain employment matters. These matters are discussed in more detail in our Registration Statement on Form S-4 that was filed with the SEC in connection with the News Transactions. The Company believes that all of these various agreements were entered into on an arm's-length basis and that the terms and conditions are fair to the Company.

        Obligations and Rights Arising out of the Liberty Transaction:    On February 25, 2008, the Federal Communications Commission, or FCC, announced that it had approved the consolidated application of News Corporation, Liberty and the Company to transfer de facto control, under applicable FCC regulations, of various FCC licenses and authorizations held by the Company and its subsidiaries from News to Liberty Media in connection with the Liberty Transaction, subject to certain conditions.

        As one of the conditions, the FCC required that, within one year, all of the attributable interests connecting the separate operations in Puerto Rico of DIRECTV and of a subsidiary of Liberty Global, Inc., or Liberty Global, must be severed through divestiture or by otherwise making the interest non-attributable, in accordance with applicable FCC regulations. We refer to this as the FCC Puerto Rico Condition. Liberty Global was not a party to the application, but John Malone is deemed to have an attributable interest (under FCC regulations) in both Liberty Global and Liberty, and, upon completion of the Liberty Transaction, is also deemed to have such an attributable interest in the Company, due to his direct or indirect ownership interests, and positional interests, in each company.

        Since neither News Corporation nor Liberty was able to satisfy the FCC Puerto Rico Condition in accordance with its terms, they had requested DIRECTV to agree to do so, and the parties negotiated the Separation Agreement summarized below. The Company evaluated these arrangements as related party transactions subject to review and approval by the Company's Audit Committee in accordance with the Certificate of Incorporation and the By-Laws, and such request was also subject to review and approval by the Special Committee (also comprised entirely of independent directors) of the Board of Directors of the Company which was established in August 2006 to consider any actions to be taken by DIRECTV in connection with the Liberty Transactions. Such committees have approved the arrangements summarized in the following paragraph.

        After the issuance of the FCC Notice, the Company and News Corporation entered into a Separation Agreement dated as of February 26, 2008, or Separation Agreement, which has been filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on February 27, 2008. Pursuant to the Separation Agreement, the subsidiary of News Corporation transferred to Liberty in the Liberty Transaction agreed to make a capital contribution to the Company in cash in the amount of $160 million. In addition, at the closing of the Liberty Transaction, the parties entered into the other arrangements provided for in the Separation Agreement, including cost reimbursement, indemnities and commercial arrangements relating to the separation of DIRECTV from News Corporation. Also, the Company agreed, subject to applicable laws, that the FCC Puerto Rico Condition would be satisfied, modified or waived within the one year period specified in the FCC Notice.

        In order to comply with the FCC Puerto Rico Condition, effective February 25, 2009, the Company placed the shares of DIRECTV Puerto Rico into a trust and appointed an independent trustee who will oversee the management and operation of DIRECTV Puerto Rico, and has the authority, subject to certain conditions, to divest ownership of DIRECTV Puerto Rico. The Company will continue to consolidate the results of DIRECTV Puerto Rico.

        Facilities:    The Company had arrangements with News Corporation affiliates regarding the use of office space for its offices in New York City and in Washington, D.C. The Company and its affiliates vacated the Washington, D.C. office space in August 2008 and the New York City office space in September 2008 and moved into offices leased from unaffiliated third parties.

        Programming:    DIRECTV U.S. and DIRECTV Latin America purchase programming created or owned by News Corporation and its subsidiaries. DIRECTV U.S. has programming and retransmission agreements with Fox Entertainment for Fox News Channel, Fox Sports Networks, FX Networks and others. DIRECTV U.S. also obtains foreign language programming for its U.S. service from affiliates of News Corporation.

        DIRECTV U.S. also has an agreement with TV Guide Networks, Inc. pursuant to which DIRECTV U.S. licenses the rights to distribute the TV Guide Channel to its subscribers.

        Similarly, DIRECTV Latin America obtains programming from News Corporation and its subsidiaries. Such programming includes Fox Sports Latin America, Speed Channel, Canal Fox, National Geographic, Fox Life, FX and Fox News. DIRECTV Latin America also has purchased rights to broadcast cricket in Latin America from a News Corporation subsidiary. In cases where agreements have been executed subsequent to the News Transactions, the Audit Committee has reviewed and approved the arrangements based on a consideration of the contract terms and comparable arrangements with independent third parties.

        Middleware:    DIRECTV U.S. has an agreement with NDS to provide a customized middleware platform for DIRECTV U.S. set top boxes which permits the delivery of a simplified, more consistent on-screen user interface as well as to support the deployment of new interactive services. At the time these arrangements were made with NDS, News Corporation controlled approximately 96% of the voting power of NDS. In February 2009, a transaction was consummated whereby NDS was privately acquired with News Corporation acquiring a 49% interest in the restructured NDS.

        Interactive Program Guides:    DIRECTV U.S. has license and distribution agreements with Gemstar-TV-Guide Interactive, Inc., providing DIRECTV U.S. with rights to utilize Gemstar-TV Guide's intellectual property and technology, as well as its TV Guide brand, in interactive program guides across the DIRECTV U.S. subscriber base. At the time these arrangements were made with Gemstar-TV-Guide, News Corporation owned approximately 41% of Gemstar-TV Guide's common stock. In May 2008, Gemstar-TV-Guide was acquired by Macrovision Corporation.

        Conditional Access:    DIRECTV U.S. has an agreement for the provision of conditional access products and services, including smart cards, a key component of the access system. NDS is the exclusive provider of smart cards and conditional access services for DIRECTV U.S., and will be responsible for developing new smart cards for introduction periodically during the term of the agreement, which continues through June 2013. NDS also provides conditional access services to DIRECTV Latin America, including design, manufacture and distribution of the smart cards used to encrypt the DIRECTV service. NDS also operates the conditional access centers and provides signal security services for DIRECTV Latin America.

        Interactive:    NDS also provides some development tools that are used to create interactive applications for DIRECTV Latin America and provides interactive games used in the DIRECTV Latin America interactive television service.

        Aggregate amounts for sales and purchase transactions with related parties are disclosed in Note 16: Related-Party Transactions of the Notes to the Consolidated Financial Statements in the 2008 Form 10-K which is included in the Annual Report that is being provided to stockholders with this proxy statement.

Relationship between the Company and Liberty

        Existing relationships with Liberty and its subsidiaries are in the following areas:

        Obligations and Rights Arising Out of the Liberty Transaction:    As part of the Liberty Transaction, the Company is party to certain agreements which are described above.

        Programming:    DIRECTV U.S. and DIRECTV Latin America purchase programming created, owned or distributed by Liberty and its subsidiaries. DIRECTV U.S. has programming agreements with Game Show Network, QVC and STARZ/Encore. DIRECTV Latin America has programming agreements with STARZ/Encore.

        Interactive Games:    DIRECTV U.S. has an agreement with SkillJam Technologies Corporation, or SkillJam, a subsidiary of Liberty, pursuant to which SkillJam has developed interactive games for DIRECTV U.S. and provides related services and support.

Related Party Payments

        The following table summarizes sales to and purchases (primarily programming payments) made by DIRECTV U.S. and DIRECTV Latin America to Liberty Media, Discover, Liberty Global and News Corporation and subsidiaries of each for the fiscal year ended December 31, 2008:

Year Ended December 31, 2008
(Dollars in Millions)
DIRECTV U.S.
Sales:
Liberty Media and affiliates	$36
Discovery Communications, Liberty Global and affiliates	10
News Corporation and affiliates	2
Purchases:
Liberty Media and affiliates	$267
Discovery Communications, Liberty Global and affiliates	164
News Corporation and affiliates	157
DIRECTV Latin America
Sales:
Liberty Media and affiliates	$—
Discovery Communications, Liberty Global and affiliates	—
News Corporation and affiliates	—
Purchases:
Liberty Media and affiliates	$2
Discovery Communications, Liberty Global and affiliates	22
News Corporation and affiliates	10

        Other Relationships:    In addition, the Company is aware that Mr. Malone may be deemed to control approximately 30.7% of the voting power of Discovery Communications, Inc., or Discovery. DIRECTV U.S. and DIRECTV Latin America purchase programming created, owned or distributed by Discovery and its subsidiaries. DIRECTV U.S. has programming agreements with Animal Planet, BBC America, Discovery Channel, Discovery Health, Discovery HD Theater, Discovery Home,

Discovery Kids, Science Channel, Investigation Discovery, Discovery Digital Networks, Discovery Commerce, Fit TV, Military Channel, The Learning Channel, and Discovery en Espanol. DIRECTV Latin America has programming agreements with Animal Planet, Discovery Channel, Discovery Home & Health, Discovery Kids, Discovery Travel & Living, BBC America and Science Channel. The Company is also aware that Mr. Malone has relationships with other entities through equity ownership and/or as an officer or director and that Liberty has or had minority ownership interests in various other entities that have business relationships with the Company and its subsidiaries. Such entities include: IAC, which owns HSN which is carried on DIRECTV U.S.; Crown Media Holdings, Inc., or Crown Media, which owns the Hallmark Channel which is carried by DIRECTV U.S. and DIRECTV Latin America; LodgeNet Entertainment Corporation, which provides in-room video and Internet services in hotels and motels; Time Warner, Inc. and Viacom, Inc., each of which provides programming carried by DIRECTV U.S. and DIRECTV Latin America; and WildBlue Communications, Inc., from which DIRECTV U.S. acquires wholesale broadband service which it resells to its customers in the United States. Based on information provided by Liberty, the Company does not believe that any of these parties would currently be considered related parties.

Relationships between the Company and Certain Other Parties

        Hallmark Channel:    DIRECTV U.S. is party to an agreement with Crown Media, dated as of August 20, 2001, whereby DIRECTV U.S. obtained stock in Crown Media and the right to have one observer attend meetings of the Crown Media Board of Directors. The stock was given as partial consideration for carriage by DIRECTV U.S. of Crown Media's Hallmark Channel. Mr. Malone, as noted above, has certain relationships with Crown Media and Mr. Lund, a Director of the Company since 2000, is also a Director and member of the audit committee of Crown Media.

 AUDIT COMMITTEE REPORT

        The Audit Committee of The DIRECTV Group, Inc. Board of Directors, or the Audit Committee, is currently composed of four independent directors and operates under a written charter adopted by the Board of Directors. The current members of the Committee are Ralph F. Boyd, Jr. (Chair), Neil R. Austrian, Peter A. Lund and Nancy S. Newcomb. James M. Cornelius was a member and Chair of the Audit Committee until his resignation effective February 18, 2009. On February 19, 2009, the Board appointed Mr. Austrian to the Audit Committee and appointed Mr. Boyd as Chair. Each other member was a member of the Audit Committee for all of 2008.

        Among its other duties, the Committee recommends to the Board of Directors the selection of the Company's independent auditors.

        Management is responsible for internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended or supplemented.

        The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence.

        Based upon the Audit Committee's discussions with management and the independent registered public accounting firm and the Audit Committee's review of the representation of management and the reports of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

                      RALPH F. BOYD, JR. (CHAIR)
                      NEIL R. AUSTRIAN
                      PETER A. LUND
                      NANCY S. NEWCOMB

 FEES PAID TO OUTSIDE INDEPENDENT REGISTERED ACCOUNTING FIRM

        For the years ended December 31, 2008 and 2007, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), which includes Deloitte Consulting.

        Audit and audit-related fees aggregated $4,919,000 and $4,657,000 for the years ended December 31, 2008 and 2007, respectively and were composed of the following:

Audit Fees

        The aggregate fees billed for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2008 and 2007, the audit of management's assessment of internal controls over financial reporting as of December 31, 2008 and 2007 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q were $4,569,000 in 2008 and $4,276,000 in 2007.

Audit-Related Fees

        The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2008 and 2007 were $350,000 and $381,000 respectively. Fees for both years include the audits of the benefit plans of the Company, accounting research and consultation. The fees for 2007 include fees related to due diligence in Brazil in connection with a possible acquisition.

Tax Fees

        The aggregate fees billed for tax services for the fiscal years ended December 31, 2008 and 2007 were $185,000 and $81,000 respectively. These fees relate to tax consultations and services related to domestic and foreign office compliance in both 2008 and 2007.

All Other Fees

        The Company did not incur any fees for other services from Deloitte & Touche in either 2007 or 2008.

Audit Committee Approval Policy

        The Audit Committee is directly responsible for the appointment, retention and termination, compensation and oversight of the work of any registered public accountant providing any audit or attest services to the Company, including Deloitte & Touche. The approval of the Audit Committee is required, prior to commencement of work, of all audit, audit-related, internal control-related, tax and permissible non-audit services to be provided to the Company by our independent auditors. As part of the approval process, the Audit Committee review includes the proposed scope of work and the proposed fee for any engagements, including the annual audit of each fiscal year. All of the services described above in the sections entitled "Audit Fees", "Audit-Related Fees", "Tax Fees", and "All Other Fees" were approved by the Audit Committee.

PROPOSAL 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected the firm of Deloitte & Touche LLP to audit the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year ending December 31, 2009. Deloitte & Touche LLP audited the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year ended December 31, 2008.

In connection with the engagement of Deloitte &Touche LLP, the Company entered into an engagement agreement with such firm which includes the terms by which Deloitte & Touche LLP will perform audit and other services for the Company. That agreement includes alternative dispute resolution procedures and an exclusion of punitive damages.

        Representatives of Deloitte & Touche LLP are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

        The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company.

 PROPOSAL 3

HEALTH CARE PRINCIPLES

        The American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, D.C. 20006, owner of 300 shares of common stock, has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

        RESOLVED: Shareholders of The DIRECTV Group, Inc. (the "Company") urge the Board of Directors to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

  1.
  Health care coverage should be universal.

  2.
  Health care coverage should be continuous.

  3.
  Health care coverage should be affordable to individuals and families.

  4.
  The health insurance strategy should be affordable and sustainable for society.

  5.
  Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

Supporting Statement

        The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America's Health: Principles and Recommendations (2004). We believe principles for health care reform, such as those set forth by the Institute of Medicine, are essential if public confidence in our Company's commitment to health care coverage is to be maintained.

        Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. In our opinion, health care reform also is a central issue in the presidential campaign of 2008.

        Many national organizations have made health care reform a priority. In 2007, representing "a stark departure from past practice," the American Cancer Society redirected its entire $15 million advertising budget "to the consequences of inadequate health coverage" in the United States (The New York Times, 8/31/07).

        John Castellani, president of the Business Roundtable (representing 160 of the country's largest companies), has stated that 52 percent of the Business Roundtable's members say health costs represent their biggest economic challenge. "The cost of health care has put a tremendous weight on the U.S. economy," according to Castellani, "The current situation is not sustainable in a global, competitive workplace." (Business Week, July 3, 2007)

        The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions) also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

        We believe that the 47 million Americans without health insurance results in higher costs, causing an adverse effect on shareholder value for our Company, as well as all other U.S. companies which provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee's health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduces shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

Board of Directors' Response

        The Board of Directors opposes this proposal because the Board does not believe that the adoption of this proposal's principles advances a solution to health care issues or that the Company's Annual Meeting is the proper forum for this national policy debate. It is not in the best interests of the Company or its shareholders to be constrained by adopting the principles of a single organization as called for by this proposal. To do so would limit our effectiveness to work with a range of organizations. Accordingly, we recommend that shareholders vote against this proposal.

        The Company is committed to the health and well-being of its employees, retirees and their families. The Company knows that employee health has a direct relation to productivity and that providing health insurance enhances its ability to attract and retain employees. At the same time, the Company is keenly aware of the cost burden of providing quality health care to its employees and retirees and has adopted as part of its competitive total pay and benefits package the goal of reducing employee and retiree health care cost trends, while maintaining quality and encouraging consumerism.

        The Company has undertaken various initiatives on several fronts to address the issues of rising health care costs while ensuring quality health care for its workforce. Our strategy is to promote employee well-being by providing employees with the tools to manage their health care and live a healthy lifestyle, as well as to drive positive change within the health care marketplace and public policy in order to improve health care quality and efficiency. Following are examples of how the Company is working to improve employee health care:

  •
  Offers a premier wellness program to employees, including on-site health screenings, health risk assessment incentives, on-site fitness centers, lifestyle coaching, disease management and decision-making tools to help employees better manage their overall health.

  •
  Works with our health care plans to offer quality health care at reasonable costs.

  •
  Initiates market-based health care change through participation in alliances and coalitions with organizations that share the Company's view that health care reform is needed.

        Over the long term, we believe these initiatives will help our business and employees by enhancing employee well-being and productivity, as well as controlling health care benefit costs for employees and the Company, while continuing to offer employees a choice of providers.

The board of directors unanimously recommends a vote "AGAINST" Proposal 3.

 PROPOSAL 4

DECLASSIFIED BOARD

        The Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund, 900 Seventh Street, N.W., Washington, D.C. 20001, owner of common stock valued at more than $2,000 for more than one year, has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

        RESOLVED: That the shareholders of The DIRECTV Group, Inc. (the "Company") urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of establishing annual elections for directors: The Board of Directors declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

Shareholder's Supporting Statement

        In our opinion, the election of corporate directors is a primary avenue for shareholders to influence corporate affairs and ensure management is accountable to the Company's shareholders. However, under the classified voting system at the Company, individual directors face election only once every three years, and shareholders only vote on roughly one-third of the Board of Directors each year. In our opinion, such a system serves to insulate the Board of Directors and management from shareholder input and the consequences of poor financial performance.

        By eliminating the classified Board of Directors, we believe shareholders can register their views annually on the performance of the Board of Directors and each individual director. We feel this will promote a culture of responsiveness and dynamism at the Company, qualities necessary to meet the challenge of increasing shareholder value.

        We submit that by introducing annual elections and eliminating the classified Board of Directors at the Company, management and the Board of Directors will be more accountable to shareholders. We believe that by aligning the interest of the Board of Directors and management with the interests of shareholders, our Company will be better equipped to enhance shareholder value.

        For the above reasons, we urge a vote FOR the resolution.

Board of Directors' Response

        The Board of Directors believes that a classified board provides important benefits to both the Company and its shareholders. Specifically, the Board of Directors believes that:

  •
  A classified board assures that the interests of non-controlling shareholders are protected where there is a large single shareholder. The current structure of the Board was first implemented as part of the split-off of the Company from General Motors Corporation pursuant to negotiations with News Corporation as part of its acquisition of a controlling 34% interest in the Company. This protection is even more important in light of the current ownership interest held by Liberty Media Corporation and its subsidiaries. See "Security Ownership of Certain Beneficial Owners" on page 19 of this proxy statement.

  •
  A classified board provides continuity and stability during a time of unprecedented changes in our economy, our industry and our Company that will continue for years and helps to prevent abrupt changes in corporate policies based on undue emphasis on short-term objectives. A classified board allows the Company to improve its focus on long-term strategic planning. This long-term focus can lead to a better competitive position for the Company and maximize shareholder value.

  •
  Electing directors to three-year terms enhances the independence of non-management directors by providing them with a longer assured term of office, thereby insulating them against pressure from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareholders. The Board of Directors believes that the ability to replace the entire board at one meeting undercuts director independence and leaves the Company vulnerable to special interest groups. Director independence is a critical component in assuring good corporate governance practices and compliance with legal and regulatory requirements. Six of the eleven Board positions (one of which is currently vacant) are currently filled by independent directors and the Company's Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors.

  •
  A three-year term for directors assists the Company in attracting the highest quality director candidates who are willing to make a longer-term commitment to the Company.

  •
  A classified board can also assure that the interests of all shareholders are vigorously considered in any redefining transaction that the Company may pursue. In this volatile economic climate and given the rapid pace of technological change, it is reasonably likely that the Company may wish to pursue such a transaction. The classified structure gives the Board the time and leverage necessary to evaluate the adequacy and fairness of any such proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders.

        The Board of Directors believes that the benefits of the current classified board structure do not come at the cost of directors' accountability to shareholders. Directors elected to three-year terms are just as accountable to shareholders as directors elected annually, because all directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. Furthermore, we believe that the annual election of one-third of the directors provides shareholders with an effective means to effect change and communicate their views on the performance of the Company and its directors. Approval of the proposal would not in itself declassify the Board of Directors. Approval of the proposal would only serve as a request that the Board of Directors take the necessary steps to end the classified system of electing directors. Declassification of the Board (other than in accordance with the provisions of the Company's Certificate of Incorporation) would require an amendment to each of the Company's Certificate of Incorporation and Bylaws, which would require the affirmative vote of a majority of the outstanding shares of the Company's Common Stock.

        The board of directors unanimously recommends a vote "AGAINST" Proposal 4.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

        In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2010 Annual Meeting of Stockholders, proposals of stockholders intended to be presented for action at that meeting or nomination of persons for election to the Board must be received by the office of the Secretary of the Company either by mailing your proposal by first class mail with sufficient postage to The DIRECTV Group, Inc., Attention: Secretary, 2230 E. Imperial Highway, El Segundo, CA 90245 or by faxing to the attention of the Secretary at 1-310-964-0839, by either means no later than December 21, 2009.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

        Under the By-Laws, notice of any other matter intended to be presented by a stockholder for action at the 2010 Annual Meeting must be sent by first class mail and addressed to the office of the Secretary of the Company at 2230 E. Imperial Highway, El Segundo, CA 90245 or faxed to the attention of the Secretary at 1-310-964-0839, and must contain the information required by the By-Laws. The notice must be received by the Secretary of the Company during the period from November 21, 2009 through December 21, 2009. However, if the date of the 2010 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the 2009 Annual Meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (i) January 3, 2010, (the 150th day prior to the first anniversary of the 2009 Annual Meeting) or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

        In the case of proposed nominees, the notice of nomination must include all information required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to the Securities Exchange Act of 1934, as amended, and must be accompanied by the nominee's written consent to serve as a director if elected.

        Also, if the number of Directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board made by the Company on or prior to December 21, 2009, then a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered by first class mail to the Secretary at 2230 E. Imperial Highway, El Segundo, CA 90245 or faxed to the attention of the Secretary at 1-310-964-0839, not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. For purposes of this proxy statement, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

        The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

PAPER COPIES OF MATERIALS

        Stockholders may obtain paper copies of the charters of the Audit, Nominating and Corporate Governance or Compensation Committee, the Code of Ethics and Business Conduct, the Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers or employee benefit plans by sending a written request by first-class mail to The DIRECTV Group, Inc., Attn: Corporate Secretary, 2230 E. Imperial Highway, El Segundo, CA 90245. Please indicate specifically which documents you are requesting.

 OTHER MATTERS

        The enclosed proxy gives the Proxy Committee discretionary authority to vote your shares in accordance with its best judgment on any additional matters that may come before the Annual Meeting.

        If you vote by mail, we encourage you to specify your choices by marking the appropriate boxes on the enclosed proxy card. You do not need to mark any boxes if you wish to vote according to the Board of Directors' recommendations; just sign, date and return the proxy in the enclosed envelope. If you vote through the Internet or by telephone, simply follow the instructions on the proxy card. Thank you for your cooperation and prompt response.

By order of the Board of Directors

Larry D. Hunter Secretary

002CS18534

IMPORTANT ANNUAL STOCKHOLDERS' MEETING
INFORMATION—YOUR VOTE COUNTS!

 Stockholder Meeting Notice & Admission Ticket

Important Notice Regarding the Availability of Proxy Materials for the
The DIRECTV Group, Inc. Stockholder Meeting to be Held on June 2, 2009

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a written copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.envisionreports.com/dtv

Easy Online Access—A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/dtv to view the materials.
 Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
 Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials—If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 22, 2009 to facilitate timely delivery.

 Stockholder Meeting Notice & Admission Ticket

The DIRECTV Group, Inc.'s Annual Meeting of Stockholders will be held on June 2, 2009 at The Hilton Hotel New York, 1335 Avenue of the Americas (Sixth Avenue), New York, New York, at 10:00 AM.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

  1.
  Election of Directors: CHASE CAREY, MARK CARLETON, PETER LUND AND HAIM SABAN.
  2.
  Ratification of appointment of independent public accountants.

The Board of Directors recommends that you vote AGAINST the following proposals:

  3.
  Shareholder proposal requesting adoption of principles for healthcare reform.
  4.
  Shareholder proposal requesting the declassification of the Board of Directors.

PLEASE NOTE—YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

THE DIRECTV GROUP, INC. 2009 ANNUAL MEETING Tuesday, June 2, 2009 10:00 AM Hilton Hotel New York 1335 Avenue of the Americas New York, New York
Directions—The Hilton Hotel New York is located at 1335 Avenue of the Americas (Sixth Avenue) between West 53rd and West 54th Street. The meeting will be held in Concourse A on the Concourse level. Parking is available at the hotel.
 Admission—If you vote by Internet or telephone, please follow the instructions given for requesting admission to the Annual Meeting. If you vote by mail, to request admission, please check the appropriate box on the proxy card and return it in the envelope enclosed with the proxy materials. Please remove the "Admission Ticket" provided with the proxy card at the perforation. You must bring it with you to attend the Annual Meeting. When you arrive, please stop at the admissions area in the concourse lobby. Seating at the Annual Meeting is not reserved. All attendees must have government-issued photographic identification for access to the Annual Meeting. We will accommodate stockholders on a first-come, first-served basis upon arrival at the Annual Meeting.
Security—For security reasons, packages and briefcases will not be allowed at the Annual Meeting.
 Time Limit—In order to allow all stockholders a chance to be heard, there will be a three-minute time limit imposed on each speaker and a 20-minute limit per subject.

Here's how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.
 Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.
 PLEASE NOTE: You must use the numbers in the shaded bar on the reverse side when requesting a set of proxy materials.

•	Internet—Go to www.envisionreports.com/dtv. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.
•	Telephone—Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.
•	Email—Send email to investorvote@computershare.com with "Proxy Materials The DIRECTV Group, Inc." in the subject line. Include in the message your full name and address, plus the three numbers located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.
To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 22, 2009.

THE DIRECTV GROUP, INC.
2009 ANNUAL MEETING
Tuesday, June 2, 2009
10:00 AM
Hilton Hotel New York
1335 Avenue of the Americas
New York, New York

Admission Ticket

Directions—The Hilton Hotel New York is located at 1335 Avenue of the Americas (Sixth Avenue) between West 53rd and West 54th Street. The meeting will be held in Concourse A on the Concourse level. Parking is available at the hotel.

Admission—If you vote by Internet or telephone, please follow the instructions given for requesting admission to the Annual Meeting. If you vote by mail, to request admission, please check the appropriate box on the proxy card and return it in the enclosed envelope. Please remove this "Admission Ticket" at the perforation. You must bring it with you to attend the Annual Meeting. When you arrive, please stop at the admissions area in the concourse lobby. Seating at the Annual Meeting is not reserved. All attendees must have government-issued photographic identification for access to the Annual Meeting. We will accommodate stockholders on a first-come, first-served basis upon arrival at the Annual Meeting.

Security—For security reasons, packages and briefcases will not be allowed at the Annual Meeting.

Time Limit—In order to allow all stockholders a chance to be heard, there will be a three-minute time limit imposed on each speaker and a 20-minute limit per subject.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE,
FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PROXY/VOTER INSTRUCTION CARD
The DIRECTV Group, Inc.

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Patrick T. Doyle and Larry D. Hunter, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock of The DIRECTV Group, Inc., which the undersigned has power to vote at the Annual Meeting of Stockholders to be held on June 2, 2009, or any adjournment thereof.

NOMINEES FOR DIRECTOR: CHASE CAREY, MARK CARLETON, PETER LUND AND HAIM SABAN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSALS REQUESTING ADOPTION OF PRINCIPLES FOR HEALTHCARE REFORM AND THE DECLASSIFICATION OF THE BOARD OF DIRECTORS.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:

FOR the election of all nominees for director; FOR the ratification of appointment of independent accountants; AGAINST the shareholder proposal requesting adoption of principles for healthcare reform; and AGAINST the shareholder proposal requesting the declassification of the Board of Directors.

(CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)

Annual Meeting Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:01 a.m., Eastern Time, on June 2, 2009.

Vote by Internet
		•	Log on to the Internet and go to www.envisionreports.com/dtv
		•	Follow the steps outlined on the secured website.

Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
		•	Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card                                        123456                               C0123456789                               12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE,
FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A      Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

			For	Withhold			For	Withhold			For	Withhold
1.	Election of Directors:
	01 -	Chase Carey	☐	☐	02 -	Mark Carleton	☐	☐	03 -	Peter Lund	☐	☐
	04 -	Haim Saban	☐	☐

		For	Against	Abstain
2.	Ratification of appointment of independent public accountants.	☐	☐	☐
The Board of Directors recommends a vote AGAINST Shareholder Proposals 3 and 4.
		For	Against	Abstain			For	Against	Abstain
3.	Adoption of principles for healthcare reform.	☐	☐	☐	4.	Adoption of the declassification of the Board of Directors.	☐	☐	☐

B      Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	☐

C      Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as the name(s) appears on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLSOED ENVELOPE.

PROXY/VOTER INSTRUCTION CARD
The DIRECTV Group, Inc.

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Patrick T. Doyle and Larry D. Hunter, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock of The DIRECTV Group, Inc., which the undersigned has power to vote at the Annual Meeting of Stockholders to be held on June 2, 2009, or any adjournment thereof.

NOMINEES FOR DIRECTOR: CHASE CAREY, MARK CARLETON, PETER LUND AND HAIM SABAN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSALS REQUESTING ADOPTION OF PRINCIPLES FOR HEALTHCARE REFORM AND THE DECLASSIFICATION OF THE BOARD OF DIRECTORS.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:

FOR the election of all nominees for director; FOR the ratification of appointment of independent accountants; AGAINST the shareholder proposal requesting adoption of principles for healthcare reform; and AGAINST the shareholder proposal requesting the declassification of the Board of Directors.

(CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLSOED ENVELOPE.

A      Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

			For	Withhold			For	Withhold			For	Withhold
1.	Election of Directors:
	01 -	Chase Carey	☐	☐	02 -	Mark Carleton	☐	☐	03 -	Peter Lund	☐	☐
	04 -	Haim Saban	☐	☐

		For	Against	Abstain
2.	Ratification of appointment of independent public accountants.	☐	☐	☐
The Board of Directors recommends a vote AGAINST Shareholder Proposals 3 and 4.
		For	Against	Abstain			For	Against	Abstain
3.	Adoption of principles for healthcare reform.	☐	☐	☐	4.	Adoption of the declassification of the Board of Directors.	☐	☐	☐

B      Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as the name(s) appears on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /

QuickLinks

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 2, 2009
OUR RELATIONSHIP WITH LIBERTY MEDIA CORPORATION
CODE OF ETHICS
DIRECTORS
COMMITTEES OF THE BOARD OF DIRECTORS
PROPOSAL 1 ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS, AND CERTAIN OTHER BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
COMPENSATION DISCUSSION AND ANALYSIS
  SUMMARY OF 2008 COMPENSATION PROGRAMS AND PAYMENTS
  2008 COMPANY PERFORMANCE AND INCENTIVE PROGRAMS
SUPPLEMENTARY TABLE 1—2006-2008 RSU GRANTS
SUPPLEMENTARY TABLE 2—2006-2008 RSU GRANTS ACTUAL PERFORMANCE
SUPPLEMENTARY TABLE 3—2007-2009 and 2008-2010 RSU GRANTS
SUPPLEMENTARY TABLE 4—2007-2009 and 2008-2010 RSU GRANTS ACTUAL PERFORMANCE
  SETTING 2008 EXECUTIVE OFFICERS' TARGET COMPENSATION
SUPPLEMENTARY TABLE 5—2008 EXECUTIVE OFFICER TARGET COMPENSATION
  EXECUTIVE COMPENSATION PROGRAMS AND PRACTICES
SUPPLEMENTARY TABLE 6—ELEMENTS OF COMPENSATION
EXECUTIVE AND DIRECTOR COMPENSATION
2008 SUMMARY COMPENSATION TABLE
SUPPLEMENTARY TABLE 7—ALL OTHER COMPENSATION
2008 GRANTS OF PLAN-BASED AWARDS
SUPPLEMENTARY TABLE 8—DETAILS OF STOCK AWARD EXPENSE
2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
SUPPLEMENTARY TABLE 9—VESTING DATES OF UNVESTED STOCK UNITS
2008 OPTION EXERCISES AND STOCK VESTED
2008 PENSION BENEFITS
2008 NONQUALIFIED DEFERRED COMPENSATION
2008 DIRECTOR COMPENSATION
SUPPLEMENTARY TABLE 10—BOARD OF DIRECTORS RETAINERS
SUPPLEMENTARY TABLE 11—BOARD OF DIRECTORS—ALL OTHER COMPENSATION
SUPPLEMENTARY TABLE 12—BOARD OF DIRECTORS OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
FEES PAID TO OUTSIDE INDEPENDENT REGISTERED ACCOUNTING FIRM
PROPOSAL 2 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 HEALTH CARE PRINCIPLES
PROPOSAL 4 DECLASSIFIED BOARD
SUBMISSION OF STOCKHOLDER PROPOSALS
PAPER COPIES OF MATERIALS
OTHER MATTERS
STOCKHOLDER ANNUAL MEETING NOTICE AND ADMISSION TICKET
STOCKHOLDER ANNUAL MEETING PROXY CARD